                                               Filed pursuant to Rule 424(b)(3)
                                               of the Securities Act of 1933
                                               File No. 33-85016


                                                                           LOGO
 P   R   O   F    I    L   E

 January 28, 1997

                  This profile is a summary of some of the more important points that you should know and consider before purchasing the Polaris Variable Annuity. The sections in this profile correspond to sections in the accompanying prospectus which discuss the topics in more detail. The annuity is more fully described in the prospectus. Please read the prospectus carefully.

 1. THE POLARIS VARIABLE ANNUITY

    The Polaris Variable Annuity is a contract between you and First SunAmerica Life Insurance Company. It is designed to help you invest on a tax-deferred basis and meet long-term financial goals, such as retirement funding. Tax deferral means all your money, including the amount you would otherwise pay in current income taxes, remains in your contract to generate more earnings. Your money could grow faster than it would in a comparable taxable investment.

    Polaris offers a diverse selection of money managers and investment options. You may divide your money among any or all of our 22 variable investment portfolios and 5 fixed investment options. Your investment is not guaranteed. The value of your Polaris contract can fluctuate up or down, based on the performance of the underlying investments you select, and you may experience a loss.

    The variable investment portfolios offer professionally managed investment choices with goals ranging from capital preservation to aggressive growth. Your choices for the various investment options are found below.

    The contract also offers 5 fixed investment options, for different time periods and each with a different interest rate that is guaranteed by First SunAmerica.

    Like most annuities, the contract has an Accumulation Phase and an Income Phase. During the Accumulation Phase, you invest money in your contract. Your earnings are based on the investment performance of the variable investment portfolios to which your money is allocated and/or the interest rate earned on the fixed investment options. You may withdraw money from your contract during the Accumulation Phase. However, as with other tax-deferred investments, you will pay taxes on earnings and untaxed contributions when you withdraw them. An IRS tax penalty may apply if you make withdrawals before age 59 1/2. During the Income Phase, you will receive payments from your annuity. Your payments may be fixed in dollar amount, vary with investment performance or a combination of both, depending on the annuity income option you select. Among other factors, the amount of money you are able to accumulate in your contract during the Accumulation Phase will determine the amount of your payments during the Income Phase.

 2. ANNUITY INCOME OPTIONS

    You can select from one of five annuity income options:

       (1) payments for your lifetime;
       (2) payments for your lifetime and your survivor's lifetime;
       (3) payments for your lifetime and your survivor's lifetime, but for not less than 10 years;
       (4) payments for your lifetime, but for not less than 10 or 20 years; and
       (5) payments for a specified period of 5 to 30 years.

    You will also need to decide if you want your payments to fluctuate with investment performance or remain constant, and the date on which your payments will begin. Once you begin receiving payments, you cannot change your annuity option. If your contract is part of a non-qualified retirement plan (one that is established with after tax dollars), payments during the Income Phase are considered partly a return of your original investment. The "original investment" part of each payment is not taxable as income. For contracts which are part of a qualified retirement plan using before tax dollars, the entire payment is taxable as income.

 3. PURCHASING A POLARIS VARIABLE ANNUITY CONTRACT

    You can buy a contract through your financial representative, who can also help you complete the proper forms. For Nonqualified contracts, the minimum initial investment is $5,000 and subsequent amounts of $500 or more may be added to your contract at any time during the Accumulation Phase. For Qualified contracts, the minimum initial investment is $2,000 and subsequent amounts of $250 or more may be added to your contract at any time during the Accumulation Phase.

 4. INVESTMENT OPTIONS

    You may allocate money to the following variable investment portfolios of the Anchor Series Trust and/or the SunAmerica Series Trust:

    ANCHOR SERIES TRUST
      MANAGED BY WELLINGTON MANAGEMENT COMPANY, LLP
          - Capital Appreciation Portfolio
          - Growth Portfolio
          - Natural Resources Portfolio
          - Government and Quality Bond Portfolio

    SUNAMERICA SERIES TRUST
      MANAGED BY ALLIANCE CAPITAL MANAGEMENT L.P.
          - Global Equities Portfolio
          - Alliance Growth Portfolio
          - Growth-Income Portfolio
      MANAGED BY DAVIS SELECTED ADVISERS, L.P.
          - Venture Value Portfolio
      MANAGED BY FEDERATED INVESTORS
          - Federated Value Portfolio
          - Utility Portfolio
          - Corporate Bond Portfolio
      MANAGED BY GOLDMAN SACHS ASSET MANAGEMENT/
      GOLDMAN SACHS ASSET MANAGEMENT INTERNATIONAL
          - Asset Allocation Portfolio
          - Global Bond Portfolio
      MANAGED BY MORGAN STANLEY ASSET MANAGEMENT INC.
          - International Diversified Equities Portfolio
          - Worldwide High Income Portfolio
      MANAGED BY PHOENIX INVESTMENT COUNSEL, INC.
          - Growth/Phoenix Investment Counsel Portfolio
          - Balanced/Phoenix Investment Counsel Portfolio
      MANAGED BY PROVIDENT INVESTMENT COUNSEL
          - Provident Growth Portfolio
      MANAGED BY SUNAMERICA ASSET MANAGEMENT CORP.
          - Aggressive Growth Portfolio
          - SunAmerica Balanced Portfolio
          - High-Yield Bond Portfolio
          - Cash Management Portfolio

    You may also allocate money to the 1, 3, 5, 7 and 10 year fixed investment options. The interest rate may differ from time to time but will never be less than 3%. Once established, the rate will not change during the selected period. Your contract value will be adjusted up or down for withdrawals or transfers from the 3, 5, 7 and 10 year fixed investment options prior to the end of the selected period.

5. EXPENSES

    Each year, we deduct a $30 contract maintenance fee from your contract. This fee is currently waived if the value of your contract is at least $50,000. We also deduct insurance charges which equal 1.52% annually of the average daily value of your contract allocated to the variable portfolios. The insurance charges include: Mortality and Expense Risk, 1.37%, and Distribution Expense, .15%.

    As with other professionally managed investments, there are also investment charges imposed on contracts with money allocated to the variable portfolios, which are estimated to range from .62% to 1.59%.

    If you take money out in excess of the amount allowed for in your contract, you may be assessed a withdrawal charge which is a percentage of the money you withdraw. The percentage declines with each year the money is in the contract as follows:


    ---------------------------------------------------
     YEAR               1   2   3   4   5   6   7   8+
    ---------------------------------------------------
     WITHDRAWAL
     CHARGE             7%  6%  5%  4%  3%  2%  1%  0%
    ---------------------------------------------------

    After your first 15 free transfers, a $25 transfer fee will apply to each subsequent transfer.

    The following chart is designed to help you understand the charges in your contract. The column "Total Annual Charges" shows the total of the 1.52% insurance charges, the $30 contract maintenance fee and the investment charges for each variable portfolio. We converted the contract maintenance fee to a percentage using the current average contract size of $56,800. The actual impact of this charge on your contract may differ from this percentage.

    The next two columns show two examples of the charges you would pay under the contract. The examples assume that you invested $1,000 in a contract which earns 5% annually and that you withdraw your money: (1) at the end of year 1, and (2) at the end of year 10.


-----------------------------------------------------------------------------------------------------------------
                                                                                     EXAMPLES:
                                 TOTAL ANNUAL       TOTAL ANNUAL                  TOTAL EXPENSES  TOTAL EXPENSES
                                  INSURANCE          INVESTMENT     TOTAL ANNUAL     AT END OF       AT END OF
                                   CHARGES            CHARGES         CHARGES          1 YEAR         10 YEARS
-----------------------------------------------------------------------------------------------------------------
ANCHOR SERIES TRUST PORTFOLIO
Capital Appreciation                 1.57%               .75%           2.32%           $24            $266
Growth                               1.57%               .81%           2.38%           $24            $272
Natural Resources                    1.57%               .94%           2.51%           $25            $285
Government and Quality Bond          1.57%               .71%           2.28%           $23            $262
-----------------------------------------------------------------------------------------------------------------
SUNAMERICA SERIES TRUST PORTFOLIO
Aggressive Growth                    1.57%              1.05%           2.62%           $27            $296
International Diversified
 Equities                            1.57%              1.59%           3.16%           $32            $347
Global Equities                      1.57%              1.03%           2.60%           $26            $294
Provident Growth                     1.57%               .90%           2.47%           $25            $281
Growth/Phoenix                       1.57%               .74%           2.31%           $23            $265
Alliance Growth                      1.57%               .71%           2.28%           $23            $262
Venture Value                        1.57%               .85%           2.42%           $25            $276
Federated Value                      1.57%              1.05%           2.62%           $27            $296
Growth-Income                        1.57%               .72%           2.29%           $23            $263
Utility                              1.57%              1.05%           2.62%           $27            $296
Asset Allocation                     1.57%               .74%           2.31%           $23            $265
Balanced/Phoenix                     1.57%               .84%           2.41%           $24            $275
SunAmerica Balanced                  1.57%              1.00%           2.57%           $26            $291
Worldwide High Income                1.57%              1.18%           2.75%           $28            $308
High-Yield Bond                      1.57%               .77%           2.34%           $24            $268
Corporate Bond                       1.57%               .97%           2.54%           $26            $288
Global Bond                          1.57%               .89%           2.46%           $25            $281
Cash Management                      1.57%               .62%           2.19%           $22            $253
-----------------------------------------------------------------------------------------------------------------

     For more detailed information, see the Fee Tables and Examples in the prospectus.
 6. TAXES

    Unlike taxable investments where earnings are taxed in the year they are earned, taxes on amounts earned in a Nonqualified contract (one that is established with after tax dollars) are deferred until they are withdrawn. In a Qualified contract (one that is established with before tax dollars like an IRA), all amounts are taxable when they are withdrawn.

    When you begin taking distributions or withdrawals from your contract, earnings are considered to be taken out first and will be taxed at your ordinary income rate. You may be subject to a 10% IRS tax penalty for distributions or withdrawals before age 59 1/2.

 7. ACCESS TO YOUR MONEY

    Earnings may be withdrawn at any time free of a withdrawal charge. After the first year, the first withdrawal of the year will be free of a withdrawal charge if it does not exceed the greater of: (1) earnings in your contract as of the date you make the withdrawal or (2) 10% of the money you have invested for at least one year and not yet withdrawn, less any withdrawals made during the year.

    Although amounts using the 10% provision may reduce principal for purposes of calculating amounts available for future withdrawals of earnings, they do not reduce the amount of money you invested for purposes of calculating the withdrawal charge if you withdraw your entire contract value.

    Withdrawals in excess of these limits will be assessed a withdrawal charge. Withdrawals may be made from your contract in the amount of $1,000 or more. You may request a withdrawal in writing or by establishing systematic withdrawals. Under systematic withdrawals, the minimum withdrawal amount is $250.

    If you withdraw your entire contract value, you will not receive the benefit of any free withdrawal amount. After your money has been in the contract for seven full years, there are no withdrawal charges on that portion of the money that you have invested for at least seven full years. Of course, you may have to pay income tax and a 10% IRS tax penalty may apply if you are under age 59 1/2. Additionally, withdrawal charges are not assessed when a death benefit is paid.

 8. PERFORMANCE

    The value of your annuity will fluctuate depending upon the investment performance of the portfolio(s) you choose.

    The following chart shows total returns for each portfolio for the time periods shown. These numbers reflect the insurance charges, the contract maintenance fee and the investment charges. Withdrawals charges are not reflected in the chart. Past performance is not a guarantee of future results.

-------------------------------------------------------
ANCHOR SERIES               CALENDAR YEAR
RUST PORTFOLIO          1996             1995
-------------------------------------------------------
  Capital
     Appreciation           23.15%           25.38%
  Growth                    23.05%           17.73%
  Natural Resources         12.22%            6.90%
  Government and
     Quality Bond            1.37%           10.44%
-------------------------------------------------------
SUNAMERICA SERIES
TRUST PORTFOLIO
  Aggressive Growth*         4.32%               --
  International
     Diversified
     Equities                7.58%           10.71%
  Global Equities           12.35%           11.37%
  Provident Growth          18.46%           16.47%
  Growth/Phoenix            14.10%           21.10%
  Alliance Growth           27.08%           30.24%
  Venture Value             22.85%           23.41%
  Federated Value*           7.32%               --
  Growth-Income             22.09%           21.08%
  Utility*                   8.25%               --
  Asset Allocation          17.03%           13.75%
  Balanced/Phoenix           8.20%           14.66%
  SunAmerica
     Balanced*               9.39%               --
  Worldwide High
     Income                 23.40%           14.90%
  High-Yield Bond           12.76%            4.28%
  Corporate Bond             2.88%            9.96%
  Global Bond                7.56%            9.29%
  Cash Management            3.31%            2.57%
-------------------------------------------------------

* These portfolios were first offered on June 3, 1996; all other portfolios were first offered on March 3, 1995. Inception date for each portfolio varies.

  9. DEATH BENEFIT

       If you should die during the Accumulation Phase, your beneficiary will receive a death benefit. The death benefit is the greater of:

          (1) the value of your contract, or
          (2) the money you put in less any withdrawals.

       After seven years, the death benefit is the greater of (1) or (2) above or:

          (3) the value of your contract on the contract anniversary preceding the date of death, or
          (4) the death benefit payable on the anniversary preceding the date of death less any withdrawals since that anniversary.

 10. OTHER INFORMATION

       FREE LOOK: You may cancel your contract within ten days by mailing it to our Annuity Service Center. Your contract will be treated as void on the date we receive it and we will pay you an amount equal to the greater of the value of your contract or the money you invested.

       ASSET ALLOCATION REBALANCING: If selected by you, this program seeks to keep your investment in line with your goals. We will maintain your specified allocation mix in the variable investment portfolios and the 1-year fixed investment option by readjusting your money on a calendar quarter, semiannual or annual basis.

       SYSTEMATIC WITHDRAWAL PROGRAM: If selected by you, this program allows you to receive either monthly, quarterly, semiannual or annual checks during the Accumulation Phase. Systematic withdrawals may also be electronically wired to your bank account. Of course, withdrawals may be taxable and a 10% IRS tax penalty may apply if you are under age 59 1/2.

       PRINCIPAL ADVANTAGE: If selected by you, this program allows you to obtain growth potential without any market risk to your principal. We will guarantee that the portion of your money allocated to the 1, 3, 5, 7 or 10 year fixed investment options will grow to equal your principal investment when it is allocated in accordance with the program.

       DOLLAR COST AVERAGING: If selected by you, this program allows you to invest gradually in the equity and bond portfolios from any of the variable investment portfolios or the 1-year fixed investment option.

       AUTOMATIC PAYMENT PLAN: You can add to your contract directly from your bank account with as little as $20 per month.

       CONFIRMATIONS AND QUARTERLY STATEMENTS: You will receive a confirmation of each transaction within your contract. On a quarterly basis, you will receive a complete statement of your transactions over the past quarter and a summary of your account values.

 11. INQUIRIES

       If you have questions about your contract or need to make changes, call your financial representative or contact us at:

          First SunAmerica Life Insurance Company
          Annuity Service Center
          P.O. Box 54299
          Los Angeles, California 90054-0299
          Telephone Number: (800) 99NY-SUN

       If money accompanies your correspondence, you should direct it to:

          First SunAmerica Life Insurance Company
          P.O. Box 100357
          Pasadena, California 91189-0357

                                      Logo


                                   PROSPECTUS

                                JANUARY 28, 1997


Please read this prospectus         FLEXIBLE PAYMENT DEFERRED ANNUITY CONTRACTS
carefully before investing and        issued by
keep it for future reference.       FIRST SUNAMERICA LIFE INSURANCE COMPANY
It contains important                 in connection with
information about the Polaris       FS VARIABLE SEPARATE ACCOUNT
Variable Annuity.                   The annuity has 28 investment choices --
                                    5 fixed investment options and 22
To learn more about the annuity     variable investment portfolios listed
offered by this prospectus, you     below. The 5 fixed investment options
can obtain a copy of the            include specified periods of 1, 3, 5, 7
Statement of Additional             and 10 years. The 22 variable investment
Information ("SAI") dated           portfolios are part of Anchor Series
January 28, 1997. The SAI has       Trust or SunAmerica Series Trust.
been filed with the Securities      ANCHOR SERIES TRUST:
and Exchange Commission ("SEC")       MANAGED BY WELLINGTON MANAGEMENT COMPANY, LLP
and is incorporated by                  - Capital Appreciation Portfolio
reference into this prospectus.         - Growth Portfolio
The Table of Contents of the            - Natural Resources Portfolio
SAI appears on page 25 of this          - Government and Quality Bond Portfolio
prospectus. For a free copy of      SUNAMERICA SERIES TRUST:
the SAI, call us at (800)             MANAGED BY ALLIANCE CAPITAL MANAGEMENT L.P.
445-SUN2 or write to us at our          - Global Equities Portfolio
Annuity Service Center, P.O.            - Alliance Growth Portfolio
Box 54299, Los Angeles,                 - Growth-Income Portfolio
California 90054-0299.                MANAGED BY DAVIS SELECTED ADVISERS, L.P.
                                        - Venture Value Portfolio
                                      MANAGED BY FEDERATED INVESTORS
                                        - Federated Value Portfolio
                                        - Utility Portfolio
                                        - Corporate Bond Portfolio
                                      MANAGED BY GOLDMAN SACHS ASSET MANAGEMENT/
                                      GOLDMAN SACHS ASSET MANAGEMENT INTERNATIONAL
                                        - Asset Allocation Portfolio
                                        - Global Bond Portfolio
                                      MANAGED BY MORGAN STANLEY ASSET MANAGEMENT INC.
                                        - International Diversified Equities Portfolio
                                        - Worldwide High Income Portfolio
ANNUITIES INVOLVE RISKS,              MANAGED BY PHOENIX INVESTMENT COUNSEL, INC.
INCLUDING POSSIBLE LOSS OF              - Growth/Phoenix Investment Counsel Portfolio
PRINCIPAL, AND ARE NOT A                - Balanced/Phoenix Investment Counsel Portfolio
DEPOSIT OR OBLIGATION OF, OR          MANAGED BY PROVIDENT INVESTMENT COUNSEL
GUARANTEED OR ENDORSED BY, ANY          - Provident Growth Portfolio
BANK. THEY ARE NOT FEDERALLY          MANAGED BY SUNAMERICA ASSET MANAGEMENT CORP.
INSURED BY THE FEDERAL DEPOSIT          - Aggressive Growth Portfolio
INSURANCE CORPORATION, THE              - SunAmerica Balanced Portfolio
FEDERAL RESERVE BOARD OR ANY            - High-Yield Bond Portfolio
OTHER AGENCY.                           - Cash Management Portfolio


    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
        AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE
          ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

-------------------------------------------------------------
-------------------------------------------------------------
                               TABLE OF CONTENTS
-------------------------------------------------------------
-------------------------------------------------------------

 GLOSSARY..........................................    2
 FEE TABLES........................................    3
       Owner Transaction Expenses..................    3
       Annual Separate Account Expenses............    3
       Portfolio Expenses..........................    3
 EXAMPLES..........................................    4
  1.   THE POLARIS VARIABLE ANNUITY................    6
  2.   ANNUITY INCOME OPTIONS......................    6
       Allocation of Annuity Payments..............    7
       Annuity Payments............................    7
       Transfers During the Income Phase...........    7
       Deferment of Payments.......................    7
  3.   PURCHASING A POLARIS VARIABLE
       ANNUITY.....................................    7
       Allocation of Purchase Payments.............    7
       Accumulation Units..........................    8
       Free Look...................................    8
  4.   INVESTMENT OPTIONS..........................    8
       Variable Investment Options.................    8
       Anchor Series Trust.........................    8
       SunAmerica Series Trust.....................    8
       Fixed Investment Options....................    9
       Market Value Adjustment.....................    9
       Transfers During the Accumulation Phase.....    9
       Dollar Cost Averaging Program...............   10
       Asset Allocation Rebalancing Program........   10
       Principal Advantage Program.................   10
       Voting Rights...............................   11
       Substitution................................   11
  5.   EXPENSES....................................   11
       Insurance Charges...........................   11
       Mortality and Expense Risk Charge...........   11
       Distribution Expense Charge.................   11
       Withdrawal Charges..........................   11
       Investment Charges..........................   11
       Contract Maintenance Fee....................   11
       Transfer Fee................................   12
       Income Taxes................................   12
       Reduction or Elimination of Certain
       Charges.....................................   12
  6.   TAXES.......................................   12
       Annuity Contracts in General................   12
       Tax Treatment of Distributions--
       Non-qualified Contracts.....................   12
       Tax Treatment of Distributions--
       Qualified Contracts.........................   12
       Diversification.............................   13
  7.   ACCESS TO YOUR MONEY........................   13
       Systematic Withdrawal Program...............   13
       Minimum Contract Value......................   14
  8.   PERFORMANCE.................................   14
  9.   DEATH BENEFIT...............................   14
 10.   OTHER INFORMATION...........................   15
       First SunAmerica............................   15
       The Separate Account........................   15
       The General Account.........................   15
       Distribution................................   15
       Administration..............................   15
       Legal Proceedings...........................   15
       Custodian...................................   15
       Additional Information......................   16
       Selected Consolidated Financial Data........   17
       Management Discussion and Analysis..........   17
       Properties..................................   22
       Directors and Executive Officers............   22
       Executive Compensation......................   24
       Security Ownership of Owners and
       Management..................................   24
       State Regulation............................   24
       Independent Accountants.....................   24
 TABLE OF CONTENTS OF STATEMENT OF ADDITIONAL
 INFORMATION.......................................   25
 FINANCIAL STATEMENTS..............................   25
 APPENDIX A - CONDENSED FINANCIAL INFORMATION......
                                                     A-1
 APPENDIX B - MARKET VALUE ADJUSTMENT..............  B-1

-------------------------------------------------------------
-------------------------------------------------------------
                                    GLOSSARY
-------------------------------------------------------------
-------------------------------------------------------------

We have capitalized some of the technical terms used in this prospectus. To help you understand these terms, we have defined them in this glossary.

ACCUMULATION PHASE - The period during which you invest money in your contract.

ACCUMULATION UNITS - A measurement we use to calculate the value of the variable portion of your contract during the Accumulation Phase.

ANNUITANT(S) - The person(s) on whose life (lives) we base annuity payments.

ANNUITY DATE - The date on which annuity payments are to begin, as selected by you.

ANNUITY UNITS - A measurement we use to calculate the amount of annuity payments you receive from the variable portion of your contract during the Income Phase.

BENEFICIARY (IES) - The person(s) designated to receive any benefits under the contract if you or the Annuitant dies.

INCOME PHASE - The period during which we make annuity payments to you.

IRS - The Internal Revenue Service.

NON-QUALIFIED (CONTRACT) - A contract purchased with after-tax dollars. In general, these contracts are not under any pension plan, specially sponsored program or individual retirement account ("IRA").

PORTFOLIO(S) - The variable investment options available under the contract. Each Portfolio has its own investment objective and is invested in the underlying investments of the Anchor Series Trust or the SunAmerica Series Trust.

PURCHASE PAYMENTS - The money you give us to buy the contract, as well as any additional money you give us to invest in the contract after you own it.

QUALIFIED (CONTRACT) - A contract purchased with pretax dollars. These contracts are generally purchased under a pension plan, specially sponsored program or individual retirement account ("IRA").

TRUSTS - Refers to the Anchor Series Trust and the SunAmerica Series Trust collectively.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                   FEE TABLES
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

OWNER TRANSACTION EXPENSES

WITHDRAWAL CHARGE (AS A PERCENTAGE OF EACH PURCHASE PAYMENT)
    Year 1...........   7%   Year 5...............   3%
    Year 2...........   6%   Year 6...............   2%
    Year 3...........   5%   Year 7...............   1%
    Year 4...........   4%   Year 8+..............   0%
CONTRACT MAINTENANCE FEE*...... $30
    *waived if contract value is $50,000 or more
TRANSFER FEE................... No charge for first 15
                               transfers each year;
                               thereafter, fee is $25

ANNUAL SEPARATE ACCOUNT EXPENSES
(AS A PERCENTAGE OF DAILY NET ASSET VALUE)

Mortality and Expense Risk Charge...............   1.37%
Distribution Expense Charge.....................   0.15%
                                                   -----
    TOTAL SEPARATE ACCOUNT EXPENSES.............   1.52%
                                                   =====

                               PORTFOLIO EXPENSES

                              ANCHOR SERIES TRUST

(AS A PERCENTAGE OF AVERAGE NET ASSETS FOR THE TRUST'S TWELVE-MONTH PERIOD ENDED
                               NOVEMBER 30, 1996)

                                                                MANAGEMENT      OTHER       TOTAL ANNUAL
                            PORTFOLIO                              FEE         EXPENSES       EXPENSES

    ----------------------------------------------------------------------------------------------------
    ----------------------------------------------------------------------------------------------------
    Capital Appreciation                                            .67%          .08%           .75%*
    ----------------------------------------------------------------------------------------------------
    Growth                                                          .73%          .08%           .81%*
    ----------------------------------------------------------------------------------------------------
    Natural Resources                                               .75%          .19%           .94%*
    ----------------------------------------------------------------------------------------------------
    Government and Quality Bond                                     .62%          .09%           .71%*
    ----------------------------------------------------------------------------------------------------
    ----------------------------------------------------------------------------------------------------

                            SUNAMERICA SERIES TRUST
    (AS A PERCENTAGE OF AVERAGE NET ASSETS FOR THE TRUST'S FISCAL YEAR ENDED
                               NOVEMBER 30, 1996)

                                                                MANAGEMENT      OTHER       TOTAL ANNUAL
                            PORTFOLIO                              FEE         EXPENSES       EXPENSES

    ----------------------------------------------------------------------------------------------------
    ----------------------------------------------------------------------------------------------------
    Aggressive Growth                                               .75%          .30%          1.05%*
    ----------------------------------------------------------------------------------------------------
    International Diversified Equities                             1.00%          .59%          1.59%
    ----------------------------------------------------------------------------------------------------
    Global Equities                                                 .80%          .23%          1.03%
    ----------------------------------------------------------------------------------------------------
    Provident Growth                                                .82%          .08%           .90%
    ----------------------------------------------------------------------------------------------------
    Growth/Phoenix                                                  .66%          .08%           .74%
    ----------------------------------------------------------------------------------------------------
    Alliance Growth                                                 .64%          .07%           .71%
    ----------------------------------------------------------------------------------------------------
    Venture Value                                                   .77%          .08%           .85%
    ----------------------------------------------------------------------------------------------------
    Federated Value                                                 .75%          .30%          1.05%*
    ----------------------------------------------------------------------------------------------------
    Growth-Income                                                   .64%          .08%           .72%
    ----------------------------------------------------------------------------------------------------
    Utility                                                         .75%          .30%          1.05%*
    ----------------------------------------------------------------------------------------------------
    Asset Allocation                                                .65%          .09%           .74%
    ----------------------------------------------------------------------------------------------------
    Balanced/Phoenix                                                .70%          .14%           .84%
    ----------------------------------------------------------------------------------------------------
    SunAmerica Balanced                                             .70%          .30%          1.00%*
    ----------------------------------------------------------------------------------------------------
    Worldwide High Income                                          1.00%          .18%          1.18%
    ----------------------------------------------------------------------------------------------------
    High-Yield Bond                                                 .68%          .09%           .77%
    ----------------------------------------------------------------------------------------------------
    Corporate Bond                                                  .70%          .27%           .97%
    ----------------------------------------------------------------------------------------------------
    Global Bond                                                     .73%          .16%           .89%
    ----------------------------------------------------------------------------------------------------
    Cash Management                                                 .54%          .08%           .62%
    ----------------------------------------------------------------------------------------------------
    ----------------------------------------------------------------------------------------------------

    *Annualized

     THE ABOVE PORTFOLIO EXPENSES WERE PROVIDED BY THE TRUSTS. WE HAVE NOT
            INDEPENDENTLY VERIFIED THE ACCURACY OF THE INFORMATION.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                    EXAMPLES
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

You will pay the following expenses on a $1,000 investment in each Portfolio, assuming a 5% annual return on assets and:

(a) surrender of the contract at the end of the stated time period;
(b) if the contract is not surrendered or annuitized.

                                PORTFOLIO                            1 YEAR     3 YEARS     5 YEARS     10 YEARS

        --------------------------------------------------------------------------------------------------------
        --------------------------------------------------------------------------------------------------------
        Capital Appreciation                                        (a) $ 94    (a) $123    (a) $154    (a) $266
                                                                    (b) $ 24    (b) $ 73    (b) $124    (b) $266
        --------------------------------------------------------------------------------------------------------
        Growth                                                      (a) $ 94    (a) $124    (a) $157    (a) $272
                                                                    (b) $ 24    (b) $ 74    (b) $127    (b) $272
        --------------------------------------------------------------------------------------------------------
        Natural Resources                                           (a) $ 95    (a) $128    (a) $164    (a) $285
                                                                    (b) $ 25    (b) $ 78    (b) $134    (b) $285
        --------------------------------------------------------------------------------------------------------
        Government and Quality Bond                                 (a) $ 93    (a) $121    (a) $152    (a) $262
                                                                    (b) $ 23    (b) $ 71    (b) $122    (b) $262
        --------------------------------------------------------------------------------------------------------
        Aggressive Growth                                           (a) $ 97    (a) $132    (a) $169    (a) $296
                                                                    (b) $ 27    (b) $ 82    (b) $139    (b) $296
        --------------------------------------------------------------------------------------------------------
        International Diversified Equities                          (a) $102    (a) $148    (a) $196    (a) $347
                                                                    (b) $ 32    (b) $ 98    (b) $166    (b) $347
        --------------------------------------------------------------------------------------------------------
        Global Equities                                             (a) $ 96    (a) $131    (a) $168    (a) $294
                                                                    (b) $ 26    (b) $ 81    (b) $138    (b) $294
        --------------------------------------------------------------------------------------------------------
        Provident Growth                                            (a) $ 95    (a) $127    (a) $162    (a) $281
                                                                    (b) $ 25    (b) $ 77    (b) $132    (b) $281
        --------------------------------------------------------------------------------------------------------
        Growth/Phoenix                                              (a) $ 93    (a) $122    (a) $154    (a) $265
                                                                    (b) $ 23    (b) $ 72    (b) $124    (b) $265
        --------------------------------------------------------------------------------------------------------
        Alliance Growth                                             (a) $ 93    (a) $121    (a) $152    (a) $262
                                                                    (b) $ 23    (b) $ 71    (b) $122    (b) $262
        --------------------------------------------------------------------------------------------------------
        Venture Value                                               (a) $ 95    (a) $126    (a) $159    (a) $276
                                                                    (b) $ 25    (b) $ 76    (b) $129    (b) $276
        --------------------------------------------------------------------------------------------------------
        Federated Value                                             (a) $ 97    (a) $132    (a) $169    (a) $296
                                                                    (b) $ 27    (b) $ 82    (b) $139    (b) $296
        --------------------------------------------------------------------------------------------------------
        Growth-Income                                               (a) $ 93    (a) $122    (a) $153    (a) $263
                                                                    (b) $ 23    (b) $ 72    (b) $123    (b) $263
        --------------------------------------------------------------------------------------------------------
        Utility                                                     (a) $ 97    (a) $132    (a) $169    (a) $296
                                                                    (b) $ 27    (b) $ 82    (b) $139    (b) $296
        --------------------------------------------------------------------------------------------------------
        Asset Allocation                                            (a) $ 93    (a) $122    (a) $154    (a) $265
                                                                    (b) $ 23    (b) $ 72    (b) $124    (b) $265
        --------------------------------------------------------------------------------------------------------
        Balanced/Phoenix                                            (a) $ 94    (a) $125    (a) $159    (a) $275
                                                                    (b) $ 24    (b) $ 75    (b) $129    (b) $275
        --------------------------------------------------------------------------------------------------------
        SunAmerica Balanced                                         (a) $ 96    (a) $130    (a) $167    (a) $291
                                                                    (b) $ 26    (b) $ 80    (b) $137    (b) $291
        --------------------------------------------------------------------------------------------------------
        Worldwide High Income                                       (a) $ 98    (a) $135    (a) $176    (a) $308
                                                                    (b) $ 28    (b) $ 85    (b) $146    (b) $308
        --------------------------------------------------------------------------------------------------------
        High-Yield Bond                                             (a) $ 94    (a) $123    (a) $155    (a) $268
                                                                    (b) $ 24    (b) $ 73    (b) $125    (b) $268
        --------------------------------------------------------------------------------------------------------
        Corporate Bond                                              (a) $ 96    (a) $129    (a) $165    (a) $288
                                                                    (b) $ 26    (b) $ 79    (b) $135    (b) $288
        --------------------------------------------------------------------------------------------------------
        Global Bond                                                 (a) $ 95    (a) $127    (a) $161    (a) $281
                                                                    (b) $ 25    (b) $ 77    (b) $131    (b) $281
        --------------------------------------------------------------------------------------------------------
        Cash Management                                             (a) $ 92    (a) $119    (a) $148    (a) $253
                                                                    (b) $ 22    (b) $ 69    (b) $118    (b) $253
        --------------------------------------------------------------------------------------------------------
        --------------------------------------------------------------------------------------------------------

EXPLANATION OF FEE TABLES AND EXAMPLES

1. The purpose of the Fee Tables is to show you the various expenses you would incur directly and indirectly by investing in the contract.

2. For certain Portfolios, the adviser, SunAmerica Asset Management Corp., has voluntarily agreed to waive fees or reimburse certain expenses, if necessary, to keep annual operating expenses at or below the lesser of the maximum allowed by any applicable state expense limitations or the following percentages of each Portfolio's average net assets: Aggressive Growth (1.05%); Federated Value (1.05%); SunAmerica Balanced (1.00%); and Utility (1.05%). The adviser also may voluntarily waive or reimburse additional amounts to increase a Portfolio's investment return. All waivers and/or reimbursements may be terminated at any time. Furthermore, effective June 3, 1996, the adviser may recoup any waivers or reimbursements within the following two years, provided that the Portfolio is able to make such payment and remain in compliance with the foregoing expense limitations.

3. The Examples assume that no transfer fees were imposed. Premium taxes are not reflected.

4. THESE EXAMPLES SHOULD NOT BE CONSIDERED A REPRESENTATION OF PAST OR FUTURE EXPENSES. ACTUAL EXPENSES MAY BE GREATER OR LESS THAN THOSE SHOWN.

            THE HISTORICAL ACCUMULATION UNIT VALUES ARE CONTAINED IN
                 APPENDIX A -- CONDENSED FINANCIAL INFORMATION.

-------------------------------------------------------------
-------------------------------------------------------------
                        1. THE POLARIS VARIABLE ANNUITY
-------------------------------------------------------------
-------------------------------------------------------------

An annuity is a contract between you, as the owner, and an insurance company. The contract provides tax deferral for your earnings, as well as a death benefit and a guaranteed income in the form of annuity payments beginning on a date you select. Until you decide to begin receiving annuity payments, your annuity is in the Accumulation Phase. Once you begin receiving annuity payments, your contract switches to the Income Phase. If you die during the Accumulation Phase, the insurance company guarantees a death benefit to your Beneficiary.

The Polaris Variable Annuity Contract is issued by First SunAmerica Life Insurance Company ("First SunAmerica"), a stock life insurance company organized under the laws of the state of New York. Its principal business address is 733 Third Avenue, 4th Floor, New York, New York 10017. First SunAmerica conducts life insurance and annuity business in the state of New York. First SunAmerica is an indirect wholly owned subsidiary of SunAmerica Inc., a Maryland corporation.

During the Accumulation Phase, the value of your annuity benefits from tax deferral. This means your earnings accumulate on a tax-deferred basis until you take money out of your contract. The Income Phase occurs if you decide to receive annuity payments. You select the date on which annuity payments are to begin.

The contract is called a variable annuity because you can choose among 22 variable investment Portfolios. Depending upon market conditions, you can make or lose money in any of these Portfolios. If you allocate money to the Portfolios, the amount of money you are able to accumulate in your contract during the Accumulation Phase depends upon the investment performance of the Portfolio(s) you select. The amount of the annuity payments you receive during the Income Phase from the variable portion of your contract also depends upon the investment performance of the Portfolios you select for the Income Phase.

The contract also contains 5 fixed investment options. Your money will earn interest at the rate set by First SunAmerica. The interest rate is guaranteed by First SunAmerica for the time you agree to leave your money in the fixed investment option. We currently offer fixed investment options for 1, 3, 5, 7 and 10 year periods. If you allocate money to the fixed investment options, the amount of money you are able to accumulate in your contract during the Accumulation Phase depends upon the total interest credited to your contract. An adjustment to your contract will apply to withdrawals or transfers from the 3, 5, 7 and 10 year fixed investment options prior to the end of the selected period. The amount of annuity payments you receive during the Income Phase from the fixed portion of your contract will remain level for the entire Income Phase.

-------------------------------------------------------------
-------------------------------------------------------------
                           2. ANNUITY INCOME OPTIONS
-------------------------------------------------------------
-------------------------------------------------------------

When you switch to the Income Phase, you will receive regular income payments under the contract. Annuity payments will be made on a monthly basis unless you request in writing that payments be made on a quarterly, semiannual or annual basis. You can choose to have your annuity payments sent to you by check or electronically wired to your bank.

You select the date on which annuity payments are to begin, which must be the first day of a month and must be at least two years after the date your contract is issued. We call this the Annuity Date. You may change your Annuity Date at least seven days prior to the date that your payments are to begin. However, annuity payments must begin by your 90th birthday. If no Annuity Date is selected, annuity payments will begin on your 90th birthday. If the Annuity Date is past your 85th birthday, it is possible that the contract would not be treated as an annuity and you may incur adverse tax consequences.

The Annuitant is the person on whose life annuity payments are based. You may change the Annuitant at any time prior to the Annuity Date. You may also designate a second person on whose life annuity payments are based. If the Annuitant dies before the Annuity Date, you must notify us and designate a new Annuitant.

If you do not choose an annuity income option, annuity payments will be made in accordance with option 4 (below) for 10 years. If the annuity payments are for joint lives, then we will make payments in accordance with option 3. We may pay the annuity in one lump sum if your contract is less than $5,000, where permitted by state law. Likewise, if your annuity payments would be less than $50 monthly, we have the right to change the frequency of your payment to be on a quarterly, semiannual or annual basis so that your annuity payments are at least $50. Annuity payments will be made to you unless you designate another person to receive them. In that case, you must notify us in writing at least thirty days before the Annuity Date. You will remain fully responsible for any taxes related to the annuity payments.

The contract offers 5 annuity income options. Other annuity income options may be available in the future.

     OPTION 1 - LIFE INCOME

Under this option, we will make annuity payments as long as the Annuitant is alive. Annuity payments stop when the Annuitant dies.

     OPTION 2 - JOINT AND SURVIVOR ANNUITY

Under this option, we will make annuity payments as long as the Annuitant and a designated second person are alive. Upon the death of either person, we will continue to make annuity payments so long as the survivor is alive. You choose the amount of the annuity payments to the survivor, which can be equal to 100%, 66.66% or 50% of the full amount. Annuity payments stop upon the death of the survivor.

     OPTION 3 - JOINT AND SURVIVOR LIFE ANNUITY WITH 10 YEARS GUARANTEED

This option is similar to option 2 above, with the additional guarantee that payments will be made for at least 10 years. If the Annuitant and designated second person die before all guaranteed payments have been made, the rest will be made to the Beneficiary.

     OPTION 4 - LIFE ANNUITY WITH 10 OR 20 YEARS GUARANTEED

This option is similar to option 1 above, with the additional guarantee that payments will be made for at least 10 or 20 years, as selected by you. Under this option, if the Annuitant dies before all guaranteed payments have been made, the rest will be made to the Beneficiary.

     OPTION 5 - INCOME FOR A SPECIFIED PERIOD

Under this option, we will make annuity payments for any period of time from 5 to 30 years, as selected by you. However, the period must be for full 12-month periods. Under this option, if the Annuitant dies before all guaranteed payments have been made, the rest will be made to the Beneficiary. This option does not contain an element of mortality risk. Therefore, you will not get the benefit of the mortality component of the mortality and expense risk change if this option if selected.

ALLOCATION OF ANNUITY PAYMENTS

On the Annuity Date, if your money is invested in the fixed investment options, your annuity payments will be fixed in amount. If your money is invested in the variable Portfolios, your annuity payments will vary depending on the investment performance of the Portfolios. If you have money in the fixed and variable investment options, your annuity payments will be based on the investment allocations. You may not convert between fixed and variable payments once annuity payments begin.

ANNUITY PAYMENTS

If you choose to have any portion of your annuity payments come from the variable Portfolios, the dollar amount of your payment will depend upon three things: (1) the value of your contract in the Portfolios on the Annuity Date,
(2) the 3.5% assumed investment rate used in the annuity table for the contract and (3) the performance of the Portfolios you selected. If the actual performance exceeds the 3.5% assumed rate, your annuity payments will increase. Similarly, if the actual rate is less than 3.5%, your annuity payments will decrease. The SAI contains detailed information and sample calculations.

TRANSFERS DURING THE INCOME PHASE

Transfers are subject to the same limitations as transfers during the Accumulation Phase. (See "Investment Options -- Transfers During the Accumulation Phase"). However, you can only make one transfer each month without charge. You may not transfer money from the fixed investment options to the variable Portfolios or from the variable Portfolios to the fixed investment options during the Income Phase. You may transfer money among the variable Portfolios.

DEFERMENT OF PAYMENTS

We may defer making fixed payments for up to six months, or less if required by state law. Interest will be credited to you during the deferral period.
-------------------------------------------------------------
-------------------------------------------------------------
                            3. PURCHASING A POLARIS
                                VARIABLE ANNUITY
-------------------------------------------------------------
-------------------------------------------------------------

A Purchase Payment is the money you give us to buy the contract, as well as any additional money you give us to invest in the contract after you own it. You can purchase a Non-qualified contract with a minimum initial investment of $5,000 and a Qualified contract with a minimum initial investment of $2,000. The maximum we accept is $1,000,000 without prior approval. Payments in amounts of $500 or more may be added to your Non-qualified contract ($250 or more for Qualified contracts) at any time during the Accumulation Phase. You can make scheduled subsequent Purchase Payments of $20 or more per month by enrolling in the Automatic Payment Plan.

We may refuse any Purchase Payment. In general, we will not issue a Non-qualified contract to anyone who is older than age 80 or a Qualified contract to anyone who is age 70 1/2 or older unless you can show that the minimum distributions required by the IRS are being made.

ALLOCATION OF PURCHASE PAYMENTS

When you purchase a contract, you will allocate your Purchase Payment to the variable investment Portfolios and/or the fixed investment options. If you make additional Purchase Payments, we will allocate them in the same way unless you tell us otherwise.

Once we receive your Purchase Payment and a complete application at our principal place of business, we will issue your contract and allocate your first Purchase Payment within two business days. If you do not give us all the necessary information, we will contact you to obtain it. If we are unable to complete this process within five business days, we will either send back your money or get your permission to keep it until we get all the necessary information.

ACCUMULATION UNITS

The value of the variable portion of your contract will go up or down depending upon the investment performance of the Portfolio(s) you choose. In order to keep track of the value of your contract, we use a unit of measure called an Accumulation Unit, which works like a share of a mutual fund. During the Income Phase, we call them Annuity Units.

The value of an Accumulation Unit is determined each day that the New York Stock Exchange ("NYSE") is open. We calculate an Accumulation Unit value for each Portfolio after the NYSE closes each day. We do this by:

     (1) determining the total value of money invested in the particular Portfolio;

     (2) subtracting from that amount any insurance charges and any other charges such as taxes; and

     (3) dividing this amount by the number of outstanding Accumulation Units.

The value of an Accumulation Unit may go up or down from day to day. When you make a Purchase Payment, we credit your contract with Accumulation Units. The number of Accumulation Units credited is determined by dividing the amount of the Purchase Payment allocated to a Portfolio by the value of the Accumulation Unit for that Portfolio.

     EXAMPLE:

     We receive a $25,000 Purchase Payment from you on Wednesday. You want the money to go to the Global Bond Portfolio. We determine that the value of an Accumulation Unit for the Global Bond Portfolio is $11.10 when the NYSE closes on Wednesday. We then divide $25,000 by $11.10 and credit your contract on Wednesday night with 2252.252 Accumulation Units for the Global Bond Portfolio.

FREE LOOK

If you change your mind about owning this contract, you can cancel it within ten days after receiving it by mailing it back to our Annuity Service Center at P.O. Box 54299, Los Angeles, California 90054-0299. You will receive back the greater of whatever your contract is worth on the day we receive your request or your Purchase Payment.
-------------------------------------------------------------
-------------------------------------------------------------
                             4. INVESTMENT OPTIONS
-------------------------------------------------------------
-------------------------------------------------------------

VARIABLE INVESTMENT OPTIONS

The contract offers 22 variable investment Portfolios which invest in shares of the Anchor Series Trust or the SunAmerica Series Trust. These Portfolios are listed below. Additional Portfolios may be available in the future. SunAmerica Asset Management Corp., an indirect wholly owned subsidiary of SunAmerica Inc., is the investment adviser for both Trusts. The Trusts serve as underlying investments for other variable contracts sold by First SunAmerica, its affiliate, Anchor National Life Insurance Company, and other unaffiliated insurance companies. Neither First SunAmerica nor the Trusts believes offering shares of the Trusts in this manner will be disadvantageous to you.

ANCHOR SERIES TRUST

Wellington Management Company, LLP serves as subadviser to the Anchor Series Trust Portfolios. Anchor Series Trust has Portfolios in addition to those listed below which are not available for investment under the contract. The 4 available Portfolios are:

   MANAGED BY WELLINGTON MANAGEMENT COMPANY, LLP
       - Capital Appreciation Portfolio
       - Growth Portfolio
       - Natural Resources Portfolio
       - Government and Quality Bond Portfolio

SUNAMERICA SERIES TRUST

Various subadvisers provide investment advice for the SunAmerica Series Trust Portfolios. The 18 Portfolios and the subadvisers are:

   MANAGED BY ALLIANCE CAPITAL MANAGEMENT L.P.
       - Global Equities Portfolio
       - Alliance Growth Portfolio
       - Growth-Income Portfolio
   MANAGED BY DAVIS SELECTED ADVISERS, L.P.
       - Venture Value Portfolio
   MANAGED BY FEDERATED INVESTORS
       - Federated Value Portfolio
       - Utility Portfolio
       - Corporate Bond Portfolio
   MANAGED BY GOLDMAN SACHS ASSET MANAGEMENT/
   GOLDMAN SACHS ASSET MANAGEMENT INTERNATIONAL
       - Asset Allocation Portfolio
       - Global Bond Portfolio

   MANAGED BY MORGAN STANLEY ASSET MANAGEMENT INC.
       - International Diversified Equities Portfolio
       - Worldwide High Income Portfolio
   MANAGED BY PHOENIX INVESTMENT COUNSEL, INC.
       - Growth/Phoenix Investment Counsel Portfolio
       - Balanced/Phoenix Investment Counsel Portfolio
   MANAGED BY PROVIDENT INVESTMENT COUNSEL
       - Provident Growth Portfolio
   MANAGED BY SUNAMERICA ASSET MANAGEMENT CORP.
       - Aggressive Growth Portfolio
       - SunAmerica Balanced Portfolio
       - High-Yield Bond Portfolio
       - Cash Management Portfolio

YOU SHOULD READ THE PROSPECTUSES FOR THE ANCHOR SERIES TRUST AND THE SUNAMERICA SERIES TRUST CAREFULLY BEFORE INVESTING. THESE PROSPECTUSES CONTAIN DETAILED INFORMATION ABOUT THE PORTFOLIOS AND ARE ATTACHED TO THIS PROSPECTUS.

FIXED INVESTMENT OPTIONS

The contract also offers 5 fixed investment options. We currently offer fixed investment options for 1, 3, 5, 7 and 10 year periods. The fixed investment options offer interest rates that are guaranteed by First SunAmerica. Interest rates may differ from time to time due to changes in market conditions but will not be less than 3%. The interest rates offered for a specified period for new Purchase Payments may differ from the interest rates offered for money already in the contract. Once an interest rate is established for your contract, it will not change during the specified period. The interest rates are set at First SunAmerica's sole discretion.

If you have money allocated to the 1, 3, 5, 7 or 10 year fixed investment options, you can renew for another 1, 3, 5, 7 or 10 year period or put your money into one or more of the variable Portfolios after the end of the specified period. Unless you specify otherwise before the end of the period, we will keep your money in the fixed investment option for the same period you previously selected. You will receive the interest rate then in effect.

The 1-year fixed investment option is not registered under the Securities Act of 1933 and is not subject to other provisions of the Investment Company Act of 1940.

MARKET VALUE ADJUSTMENT

NOTE: THE FOLLOWING DISCUSSION APPLIES TO THE 3, 5, 7 AND 10 YEAR FIXED INVESTMENT OPTIONS ONLY.

If you take your money out of the fixed investment options (whether by withdrawal, transfer or annuitization) before the end of the specified period, we will make an adjustment to the value of your contract. This adjustment, called a "market value adjustment," can increase or decrease the value of your contract. The market value adjustment reflects the differing interest rate environments between the time you put your money into the fixed investment option and the time you take your money out of the fixed investment option.

We calculate the market value adjustment by comparing the interest rate you received on the money you put into the fixed investment option against the interest rate we are currently offering to contract owners for the period of time remaining in the specified period. If we do not offer an interest rate for that period, the interest rate will be determined by linear interpolation between interest rates for the two nearest periods that are available.

Generally, if interest rates have dropped between the time you put your money into the fixed investment option and the time you take it out, there will be a positive adjustment to the value of your contract. Conversely, if interest rates have increased between the time you put your money into the fixed investment option and the time you take it out, there will be a negative adjustment to the value of your contract.

If the market value adjustment is negative, it will be assessed first against any money remaining in the fixed investment option and then against the money you take out of the fixed investment option. If the market value adjustment is positive, it will be added to the amount you take out of the fixed account. Appendix B provides more information about how we calculate the market value adjustment and gives some examples of the impact of the adjustment.

TRANSFERS DURING THE ACCUMULATION PHASE

You can transfer money among the Portfolios and the fixed investment options by written request or by telephone. You can make fifteen transfers every year without charge. We measure a year from the anniversary of the day we issued your contract. If you make more than 15 transfers in a year, there is a $25 transfer fee for each transfer thereafter.

The minimum amount you can transfer is $100. You cannot make a partial transfer if the value of the Portfolio from which the transfer is being made would be less than $100 after the transfer. Your request for transfer must clearly state which investment options are involved and the amount. We will accept transfers by telephone unless you specify otherwise on your contract application. We have in place procedures to provide reasonable assurance that instructions given to us by telephone are genuine. Thus, we disclaim all liability for any claim, loss or expense from any error. If we fail to use such procedures, we may be liable for any losses due to unauthorized or fraudulent instructions.

We reserve the right to modify, suspend or terminate the transfer provisions at any time. We also reserve the right to waive the $100 minimum amount for Dollar Cost Averaging and Asset Allocation Rebalancing.

DOLLAR COST AVERAGING PROGRAM

The Dollar Cost Averaging Program allows you to systematically transfer a set amount or percentage from one variable Portfolio or the 1-year fixed investment option to any other variable Portfolio(s). You can also select to transfer the entire value in a variable Portfolio or the 1-year fixed investment option in a stated number of transfers. Transfers may be on a monthly, quarterly, semiannual or annual basis. You can change the amount or frequency at any time by notifying us in writing. The minimum amount that can be transferred is $100.

By allocating amounts on a regular schedule as opposed to allocating the total amount at one particular time, you may be less susceptible to the impact of market fluctuations. However, there is no assurance that you will make a greater profit. You are still subject to loss in a declining market. Dollar cost averaging involves continuous investment in securities regardless of fluctuating price levels. You should consider your financial ability to continue to invest through periods of fluctuating prices.

Transfers under the program are included as part of your 15 free transfers each year. We reserve the right to modify, suspend or terminate this program at any time.

     EXAMPLE:

     Assume that you want to gradually move $750 each quarter from the Cash Management Portfolio to the Aggressive Growth Portfolio over six quarters. You set up dollar cost averaging and purchase Accumulation Units at the following values:

---------------------------------------
             ACCUMULATION     UNITS
  QUARTER        UNIT       PURCHASED
---------------------------------------
     1          $ 7.50         100
     2          $ 5.00         150
     3          $10.00         75
     4          $ 7.50         100
     5          $ 5.00         150
     6          $ 7.50         100
---------------------------------------

     You paid an average price of only $6.67 per Accumulation Unit over the six quarters, while the average market price actually was $7.08. By investing an equal amount of money each month, you automatically buy more Accumulation Units when the market price is low and fewer Accumulation Units when the market price is high.

ASSET ALLOCATION REBALANCING PROGRAM

Once your money has been allocated among the investment options, the earnings from each investment option may cause your allocation to shift. You can direct us to automatically rebalance your contract to return to your original percentage allocations by selecting our Asset Allocation Rebalancing Program. Rebalancing may be on a calendar quarter, semiannual or annual basis. Rebalancing will occur on the last business day of the month for the period you selected.

Transfers under the program are not counted against your 15 free transfers each year. We reserve the right to modify, suspend or terminate this program at any time.

     EXAMPLE:

     Assume that you want your initial Purchase Payment split between two Portfolios. You want 50% in the Corporate Bond Portfolio and 50% in the Growth Portfolio. Over the next calendar quarter, the bond market does very well while the stock market performs poorly. At the end of the calendar quarter, the Corporate Bond Portfolio now represents 60% of your holdings because it has increased in value and the Growth Portfolio represents 40% of your holdings. If you had chosen quarterly rebalancing, on the last day of that quarter, we would sell some of your units in the Corporate Bond Portfolio to bring its holdings back to 50% and use the money to buy more units in the Growth Portfolio to increase those holdings to 50%.

PRINCIPAL ADVANTAGE PROGRAM

The Principal Advantage Program allows you to allocate Purchase Payments to a fixed investment option and one or more variable Portfolios without any market risk to your principal. You decide how much you want to invest and when you would like a return of your principal. We will calculate how much of your Purchase Payment needs to be allocated to the 1, 3, 5, 7 or 10 year fixed investment options to ensure that this money will grow to equal the full amount of your Purchase Payment by the end of the selected period. The rest of your Purchase Payment may then be divided among the variable Portfolios where it has the potential to achieve greater growth.

We reserve the right to modify, suspend or terminate this program at any time.

     EXAMPLE:

     Assume that you want to allocate a portion of your initial Purchase Payment of $100,000 to the fixed investment option. You want the amount allocated to the fixed investment option to grow to $100,000 in 7 years. If the 7-year fixed investment option is offering a 7% interest rate, we will allocate $62,275 to the 7-year fixed investment option to ensure that this amount will grow to $100,000 at the end of the 7-year period. The remaining $37,725 may be allocated among the variable Portfolios, as determined by you, to provide opportunity for greater growth.

VOTING RIGHTS

First SunAmerica is the legal owner of the Trusts' shares. However, when a Portfolio solicits proxies in conjunction with a vote of shareholders, we are required to obtain from you instructions as to how to vote those shares. When we receive those instructions, we will vote all of the shares we own in proportion to those instructions. This will also include any shares that we own on our behalf. Should we determine that we are no longer required to comply with the above, we will vote the shares in our own right.

SUBSTITUTION

If any of the Portfolios you selected are no longer available, we may be required to substitute shares of another Portfolio. We will seek prior approval of the SEC and give you notice before doing this.

-------------------------------------------------------------
-------------------------------------------------------------
                                  5. EXPENSES
-------------------------------------------------------------
-------------------------------------------------------------
There are charges and other expenses associated with the contract that will reduce your investment return. These charges and expenses are described below.

INSURANCE CHARGES

Each day, we make a deduction for our insurance charges. This is done as part of our calculation of the value of the Accumulation Units during the Accumulation Phase and the Annuity Units during the Income Phase. The insurance charges consist of the mortality and expense risk and the distribution expense charge.

MORTALITY AND EXPENSE RISK CHARGE

This charge is equal, on an annual basis, to 1.37% of the daily value of the contract invested in a Portfolio. This charge is for our obligation to make annuity payments, to provide the death benefits and for assuming the risk that the current charges will be insufficient in the future to cover the cost of administering the contract.

If the charges under the contract are not sufficient, we will bear the loss. We will not increase this charge. We may use any profits from this charge to pay for the costs of distributing the contract.
DISTRIBUTION EXPENSE CHARGE

This charge is equal, on an annual basis, to .15% of the daily value of the contract invested in a Portfolio. This charge is for all expenses associated with the distribution of the contract. These expenses include preparing the contract, confirmations and statements, providing sales support, and maintaining contract records. If this charge is not enough to cover the costs of distributing the contract, we will bear the loss.

WITHDRAWAL CHARGES

Withdrawals in excess of your free withdrawal amount, as described in more detail under "Access To Your Money," will be assessed a withdrawal charge. You will not receive the benefit of any free withdrawal amount if you withdraw your entire contract value.

We keep track of each Purchase Payment and assess a charge based on the length of time a Purchase Payment is in your contract before it is withdrawn. After a Purchase Payment has been in your contract for seven years, no withdrawal charges are assessed on withdrawals of that Purchase Payment.

The withdrawal charge is assessed as a percentage of the Purchase Payment you withdraw, which declines each year the Purchase Payment is in the contract as follows:

---------------------------------------------------------------------
 YEAR             1      2      3      4      5      6      7     8+
---------------------------------------------------------------------
 WITHDRAWAL      7%     6%     5%     4%     3%     2%     1%     0%
 CHARGES
---------------------------------------------------------------------

If the withdrawal is for only part of the contract, we will deduct the withdrawal charge from the remaining value in your contract. For purposes of calculating the withdrawal charge, we treat withdrawals as coming from the oldest Purchase Payment first. However, for tax purposes, earnings are considered withdrawn first.

We will not assess a withdrawal charge for money withdrawn to pay a death benefit or for annuity payments during the Income Phase.

INVESTMENT CHARGES

If you have money allocated to the variable Portfolios, there are deductions from and expenses paid out of the assets of the various Portfolios. These investment charges are summarized in the Fee Tables. For more detailed information, you should refer to the prospectuses for the Anchor Series Trust and the SunAmerica Series Trust.

CONTRACT MAINTENANCE FEE

During the Accumulation Phase, we will deduct a $30 contract maintenance fee from your contract on each contract anniversary. This fee is for expenses incurred to establish and maintain your contract. This fee cannot be increased. If you make a complete withdrawal from your contract, the entire contract maintenance fee will be deducted prior to the withdrawal.

We will not deduct the contract maintenance fee if the value of your contract is $50,000 or more when the deduction is to be made. We may discontinue this practice at any time.

TRANSFER FEE

You can make 15 free transfers every year. We measure a year from the day we issue your contract. If you make more than 15 transfers a year, we will deduct a $25 transfer fee on each subsequent transfer.

INCOME TAXES

Although we do not currently deduct any income taxes borne under your contract, we reserve the right to do so in the future.

REDUCTION OR ELIMINATION OF CERTAIN CHARGES

We will reduce or eliminate the amount of certain insurance charges when the contract is sold to groups of individuals under circumstances which reduce its sales expenses. We will determine the eligibility of such groups by considering the following factors: (1) the size of the group; (2) the total amount of Purchase Payments we expect to receive from the group; (3) the nature of the purchase and the persistency we expect in that group; (4) the purpose of the purchase and whether that purpose makes it likely that expenses will be reduced; and (5) any other circumstances which we believe to be relevant in determining whether reduced sales expenses may be expected.

-------------------------------------------------------------
-------------------------------------------------------------
                                    6. TAXES
-------------------------------------------------------------
-------------------------------------------------------------

NOTE: WE HAVE PREPARED THE FOLLOWING INFORMATION ON TAXES AS A GENERAL DISCUSSION OF THE SUBJECT. IT IS NOT INTENDED AS TAX ADVICE. YOU ARE CAUTIONED TO SEEK COMPETENT TAX ADVICE ABOUT YOUR OWN CIRCUMSTANCES. WE DO NOT GUARANTEE THE TAX STATUS OF THE ANNUITY.

ANNUITY CONTRACTS IN GENERAL

The Internal Revenue Code ("IRC") provides for special rules regarding the tax treatment of annuity contracts. Generally, you will not be taxed on the earnings in your annuity contract until you take the money out. Different rules apply depending on how you take the money out and whether your contract is Qualified or Non-qualified.

If you do not purchase your contract under a pension plan, specially sponsored program or an individual retirement account, your contract is referred to as a Non-qualified contract and receives different tax treatment than a Qualified contract. In general, your cost basis in a Non-qualified contract is equal to the Purchase Payments you put into the contract. You have already been taxed on the cost basis in your contract.

If you purchase your contract under a pension plan, specially sponsored program or as an individual retirement account, your contract is referred to as a Qualified contract. Examples of qualified plans are: Individual Retirement Annuities, Tax-Sheltered Annuities (referred to as 403(b) contracts), H.R. 10 Plans (referred to as Keogh Plans) and pension and profit sharing plans, including 401(k) plans. Typically you have not paid any tax on the Purchase Payments used to buy your contract and therefore, you have no cost basis in your contract.

TAX TREATMENT OF DISTRIBUTIONS --
NON-QUALIFIED CONTRACTS

If you make a withdrawal from a Non-qualified contract, the IRC treats such a withdrawal as first coming from the earnings and then as coming from your Purchase Payments. For annuity payments, any portion of each payment that is considered a return of your Purchase Payment will not be taxed. Withdrawn earnings are treated as income to you and are taxable. The IRC further provides for a 10% tax penalty on any earnings that are withdrawn other than in conjunction with the following circumstances: (1) after reaching age 59 1/2; (2) by your Beneficiary after you die; (3) after you become disabled (as defined in the IRC); (4) in a series of substantially equal installments made for your life or for the joint lives of you and your Beneficiary; (5) under an immediate annuity; or (6) which come from Purchase Payments made prior to August 14, 1982.

TAX TREATMENT OF DISTRIBUTIONS --
QUALIFIED CONTRACTS

Generally, you have not paid any taxes on the Purchase Payments used to buy a Qualified contract or on any earnings and therefore, any amount you take out as a withdrawal or as annuity payments will be taxable income. The IRC further provides for a 10% tax penalty on any withdrawal or annuitization paid to you other than in conjunction with the following circumstances: (1) after reaching age 59 1/2; (2) by your Beneficiary after you die; (3) after you become disabled (as defined in the IRC); (4) in a series of substantially equal installments made for your life or for the joint lives of you and your Beneficiary; and, except in the case of an IRA as to the following (5) after you separate from service after attaining age 55; (6) to the extent such withdrawals do not exceed limitations set by the IRC for amounts paid during the taxable year for medical care; and (7) to an alternate payee pursuant to a qualified domestic relations order.

The IRC limits the withdrawal of Purchase Payments from certain Tax-Sheltered Annuities. Withdrawals can only be made when an owner: (1) reaches age 59 1/2;
(2) leaves his or her job; (3) dies; (4) becomes disabled (as defined in the IRC); or (5) in the case of hardship. In the case of hardship, the owner can only withdraw an amount equal to Purchase Payments and not any earnings.

DIVERSIFICATION

The IRC imposes certain diversification requirements on the underlying investments for a variable annuity in order to be treated as a variable annuity for tax purposes. We believe that the variable Portfolios are being managed so as to comply with these requirements.

The diversification regulations do not provide guidance as to the circumstances under which you, because of the degree of control you exercise over the underlying investments, and not First SunAmerica, would be considered the owner of the shares of the Portfolios. It is unknown to what extent owners are permitted to select investments, to make transfers among portfolios or the number and type of portfolios owners may select from. If any guidance is provided which is considered a new position, then the guidance would generally be applied prospectively. However, if such guidance is considered not to be a new position, it may be applied retroactively. This would mean you, as the owner of the contract, could be treated as the owner of the variable investment Portfolios.

Due to the uncertainty in this area, we reserve the right to modify the contract in an attempt to maintain favorable tax treatment.

-------------------------------------------------------------
-------------------------------------------------------------
                            7. ACCESS TO YOUR MONEY
-------------------------------------------------------------
-------------------------------------------------------------

Under your contract, money can be accessed in the following ways: (1) by making a withdrawal, either for a part of the value of your contract or for the entire value of your contract during the Accumulation Phase; (2) by receiving annuity payments during the Income Phase; and (3) when a death benefit is paid to your Beneficiary.

Generally, withdrawals are subject to a withdrawal charge, a market value adjustment if the money is withdrawn from the 3, 5, 7 or 10 year fixed investment options and, if you withdraw your entire contract value, a contract maintenance fee. (See "Expenses" for more complete information).

Your contract provides for a free withdrawal amount. Purchase Payments that are no longer subject to a withdrawal charge and not previously withdrawn, plus earnings, may be withdrawn free of a withdrawal charge at any time.

After the first year, the first withdrawal of the year will be free of a withdrawal charge if it does not exceed the greater of: (1) earnings in your contract as of the date you make the withdrawal or (2) 10% of the Purchase Payments you invested for at least one year and not yet withdrawn, less any withdrawals made during the year.

The portion of a free withdrawal which exceeds the sum of earnings in the contract and Purchase Payments which are both no longer subject to a withdrawal charge and not yet withdrawn, is assumed to be a withdrawal against future earnings. Although amounts withdrawn free of a withdrawal charge may reduce principal for purposes of calculating amounts available for future withdrawals of earnings, they do not reduce the amount you invested for purposes of calculating the withdrawal charge if you withdraw your entire contract value. As a result, you will not receive the benefit of any free withdrawal amounts if you make a complete withdrawal of your contract.

If you make a complete withdrawal, you will receive the value of your contract, less any applicable fees and charges, as calculated on the day following receipt by us at our principal place of business of a complete withdrawal request. Your contract must be submitted as well.

Under most circumstances, partial withdrawals must be for a minimum of $1,000. We require that the value left in any Portfolio or the fixed investment option be at least $100 after the withdrawal. Unless you provide us with different instructions, partial withdrawals will be made pro rata from each Portfolio and the fixed investment option in which your contract is invested. You must send a written withdrawal request to us prior to any withdrawal being made.

We may be required to suspend or postpone the payment of a withdrawal for any period of time when: (1) the NYSE is closed (other than a customary weekend and holiday closings); (2) trading on the NYSE is restricted; (3) an emergency exists such that disposal of or determination of the value of shares of the portfolios is not reasonably practicable; (4) the SEC, by order, so permits for the protection of contract owners.

Additionally, we reserve the right to defer payments for a withdrawal from the fixed investment option for the period permitted by law but not for more than six months.

SYSTEMATIC WITHDRAWAL PROGRAM

This program allows you to receive either monthly, quarterly, semiannual or annual checks during the Accumulation Phase. You can also choose to have systematic withdrawals electronically wired to your bank account. The minimum amount of each withdrawal is

$250. Withdrawals may be taxable and a 10% IRS tax penalty may apply if you are under age 59 1/2. There is no charge for participating in this program.

This program is not available to everyone. Please check with our Annuity Service Center, which can provide the necessary enrollment forms. We reserve the right to modify, suspend or terminate this program at any time.

WITHDRAWAL CHARGES, MARKET VALUE ADJUSTMENTS, INCOME TAXES, TAX PENALTIES AND CERTAIN RESTRICTIONS MAY APPLY TO ANY WITHDRAWAL YOU MAKE.

MINIMUM CONTRACT VALUE

Where permitted by state law, we may terminate your contract if both of the following occur: (1) your contract is less than $500 as a result of withdrawals and (2) no Purchase Payments have been made during the past three years. We will provide you with sixty days written notice and distribute the contract's remaining value to you.

-------------------------------------------------------------
-------------------------------------------------------------
                                 8. PERFORMANCE
-------------------------------------------------------------
-------------------------------------------------------------

From time to time we may advertise the Cash Management Portfolio's yield and effective yield. In addition, the other variable investment Portfolios may also advertise total return, gross yield and yield to maturity information. These figures are based on historical data and are not intended to indicate future performance.

For periods starting prior to the date the contracts were first offered, the performance will be derived from the performance of the corresponding portfolios of the Trusts, modified to reflect Polaris' charges and expenses as if the contracts had been in existence during the period stated in the advertisement. Thus, these figures should not be construed to reflect actual historic performance.

We will calculate total return by determining the percentage change in value of an Accumulation Unit by dividing the increase (decrease) for that unit by the value of the Accumulation Unit at the beginning of the period. This performance number reflects the deduction of any applicable withdrawal charges, insurance charges, investment charges and the contract maintenance fee. We may also include in advertisements total return figures which do not reflect the deduction of the contract maintenance fee and/or the withdrawal charges.

At times First SunAmerica may also advertise the ratings and other information assigned to it by independent rating organizations such as A.M. Best Company ("A.M. Best"), Moody's Investors Service, Inc. ("Moody's"), Standard & Poor's Insurance Rating Services ("S&P"), and Duff & Phelps. A.M. Best's and Moody's ratings reflect their current opinion of our financial strength and performance in comparison to others in the life/health insurance industry. S&P's and Duff & Phelps' ratings measure the ability of an insurance company to meet its obligations under insurance policies it issues and do not measure the ability of such companies to meet other non-policy obligations.

The performance of each Portfolio may also be measured against unmanaged market indices, including but not limited to the Dow Jones Industrial Average, the Standard & Poor's 500, the Russell 1000 Growth Index, the Morgan Stanley Capital International Europe, Australia, and Far East Index (EAFE) and the Morgan Stanley Capital International World Index, and may be compared to that of other variable annuities with similar objectives and policies as reported by independent rating services such as Morningstar, Inc., Lipper Analytical Services, Inc. or Variable Annuity Reporting Data Service.

More detailed information on the method used to calculate performance for the Portfolios is contained in the SAI.

-------------------------------------------------------------
-------------------------------------------------------------
                                9. DEATH BENEFIT
-------------------------------------------------------------
-------------------------------------------------------------

If you should happen to die during the Accumulation Phase of your contract, we will pay a death benefit to your Beneficiary.

The death benefit is the greater of:

     (1) the value of your contract at the time we receive adequate proof of death, or

     (2) total Purchase Payments less any withdrawals.

After seven years, the death benefit is the greater of (1) or (2) above or:

     (3) the value of your contract on the anniversary preceding the date of death, or

     (4) the death benefit payable of the anniversary preceding the date of death less any withdrawals since that anniversary.

The death benefit is not paid after you switch to the Income Phase. During the Income Phase, your Beneficiary(ies) will receive any remaining guaranteed annuity payments in accordance with the annuity option you choose.

You may select the Beneficiary(ies) to receive any amounts payable on death. You may change the Beneficiary at any time, unless you previously made an irrevocable Beneficiary designation. A new Beneficiary designation is not effective until we record the change.

The death benefit is immediately payable under the contract. However, in any event, the entire death benefit must be paid within five years of the date of death unless the Beneficiary elects to have it payable in the form of an annuity. If the Beneficiary elects an annuity option, it must be paid over the Beneficiary's lifetime or for a period not extending beyond the Beneficiary's life expectancy. If the Beneficiary is the spouse of the owner, he or she can elect to continue the contract at the then current value, in which case he or she will not receive the death benefit.

The death benefit will be paid out when we receive adequate proof of death: (1) a certified copy of a death certificate; (2) a certified copy of a decree of court of competent jurisdiction as to the finding of death; (3) a written statement by a medical doctor who attended the deceased at the time of death; or
(4) any other proof satisfactory to us. We may also require additional documentation or proof in order for the death benefit to be paid. If the Beneficiary does not make a specific election within sixty days of our receipt of such proof of death, the death benefit will be paid in a lump sum.

-------------------------------------------------------------
-------------------------------------------------------------
                             10. OTHER INFORMATION
-------------------------------------------------------------
-------------------------------------------------------------

FIRST SUNAMERICA

First SunAmerica and its affiliates, SunAmerica Life Insurance Company, Anchor National Life Insurance Company, CalFarm Life Insurance Company, SunAmerica Asset Management Corp., Imperial Premium Finance, Inc., Resources Trust Company and three broker-dealers, offer a full line of financial services, including fixed and variable annuities, mutual funds, premium finance, broker-dealer and trust administration services. First SunAmerica is an indirect wholly owned subsidiary of SunAmerica Inc. First SunAmerica is licensed to do business in the State of New York.

THE SEPARATE ACCOUNT

First SunAmerica originally established a separate account, FS Variable Separate Account, under New York law on September 9, 1994. The separate account is registered with the SEC as a unit investment trust under the Investment Company Act of 1940.

First SunAmerica owns the assets in the separate account. However, the assets in the separate account are not chargeable with liabilities arising out of any other business First SunAmerica may conduct. Income, gains and losses (realized and unrealized) resulting from the assets in the separate account are credited to or charged against the separate account without regard to other income, gains or losses of First SunAmerica.

THE GENERAL ACCOUNT

If you put your money into the fixed investment options, it goes into First SunAmerica's general account. The general account is made up of all of First SunAmerica's assets other than assets attributable to a separate account. All of the assets in the general account are chargeable with the claims of any First SunAmerica contract owners as well as all creditors. The general account is invested in assets permitted by state insurance law.

DISTRIBUTION

The contract is sold through registered representatives of broker-dealers. Commissions are paid to registered representatives for the sale of contracts. Commissions are not expected to exceed 7% of your Purchase Payment. Under some circumstances, we may pay a persistency bonus in addition to standard commissions. Usually the standard commission is lower when we pay a persistency bonus, which is not anticipated to exceed 1.5% annually. Commissions paid to registered representatives are not directly deducted from your Purchase Payment.

SunAmerica Capital Services, Inc., 733 Third Avenue, 4th Floor, New York, New York 10017 acts as the distributor of the contracts. SunAmerica Capital Services, Inc., an affiliate of First SunAmerica, is registered as a broker-dealer under the Exchange Act of 1934 and is a member of the National Association of Securities Dealers, Inc.

ADMINISTRATION

We are responsible for all the administrative servicing of your contract. Please contact First SunAmerica's Annuity Service Center at the telephone number and address provided in the profile section of this prospectus if you have any comment, question or service request.

We will send out transaction confirmations and quarterly statements. Please review these documents carefully and notify us of any inaccuracies immediately. We will investigate all questions and, to the extent we have made an error, we will retroactively adjust your contract provided you have notified us within thirty days of receiving the transaction confirmation or quarterly statement, as applicable. All other adjustments will be made as of the time we receive notice of the error.

LEGAL PROCEEDINGS

There are no pending legal proceedings affecting the separate account. First SunAmerica and its subsidiaries are engaged in various kinds of routine litigation which, in management's judgment, are not of material importance to their respective total assets or material with respect to the separate account.

CUSTODIAN

State Street Bank and Trust Company, 225 Franklin Street, Boston, Massachusetts 02110, serves as the custodian of the assets of the separate account. Anchor

National pays State Street Bank for services based on a schedule of fees.

ADDITIONAL INFORMATION

First SunAmerica is subject to the informational requirements of the Securities Exchange Act of 1934, as amended. In accordance with such requirements, we file reports and other information with the SEC. Such reports and other information we file can be inspected and copied. Copies can be obtained at the public reference facilities of the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, or at the regional offices in Chicago and New York. The addresses of these regional offices are as follows: 500 West Madison Street, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material also can be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the fees prescribed by the rules and regulations of the SEC at prescribed rates.

Registration statements have been filed with the SEC, Washington, D.C., under the Securities Act of 1933 as amended, relating to the contracts offered by this prospectus. This prospectus does not contain all the information set forth in the registration statements and the exhibits filed as part of the registration statements Reference should be made to such registration statements and exhibits for further information concerning the separate account, First SunAmerica and its general account, the Portfolios and the contract.

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected financial data of First SunAmerica and its subsidiaries should be read in conjunction with the consolidated financial statements and notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operation, both of which follow this selected information.

                                                                   YEARS ENDED SEPTEMBER 30,
                                                  ------------------------------------------------------------
                                                    1996         1995         1994         1993         1992
                                                  --------     --------     --------     --------     --------
                                                                         (IN THOUSANDS)
RESULTS OF OPERATIONS
Net investment income...........................  $  2,789     $  2,784     $  1,892     $  1,161     $  2,368
Net realized investment gains (losses)..........      (539)      (1,348)         445        1,932        3,489
Variable annuity fee income.....................       690          412          382          240           40
General and administrative expenses.............    (1,404)      (1,088)      (1,040)      (1,066)      (1,224)
Amortization of deferred acquisition costs......      (500)        (300)          --         (220)      (2,356)
Other income and expenses.......................       126          245           58         (342)         561
                                                  --------     --------     --------     --------     --------
Pretax income...................................     1,171          705        1,737        1,705        2,878
Income tax expenses.............................      (448)        (182)        (655)        (829)      (1,210)
                                                  --------     --------     --------     --------     --------
INCOME BEFORE CUMULATIVE EFFECT OF CHANGE IN
  ACCOUNTING FOR INCOME TAXES...................       723          523        1,082          876        1,668
Cumulative effect of change in accounting for
  income taxes..................................        --           --         (725)          --           --
NET INCOME......................................  $    723     $    523     $    357     $    876     $  1,668
                                                  ========     ========     ========     ========     ========

                                                                   YEARS ENDED SEPTEMBER 30,
                                                  ------------------------------------------------------------
                                                    1996         1995         1994         1993         1992
                                                  --------     --------     --------     --------     --------
                                                                         (IN THOUSANDS)
FINANCIAL POSITION
Investments.....................................  $153,237     $121,218     $ 78,928     $ 85,130     $111,353
Variable annuity assets.........................    68,901       32,760       26,390       24,695        8,836
Deferred acquisition costs......................    12,127        6,491        5,651        2,540        1,297
Deferred income taxes...........................        --           --          886        1,031          835
Other assets....................................     2,603        2,688        2,282        3,876        1,527
                                                  --------     --------     --------     --------     --------
TOTAL ASSETS....................................  $236,868     $163,157     $114,137     $117,272     $123,848
                                                  ========     ========     ========     ========     ========
Reserves for fixed annuity contracts............  $140,613     $106,332     $ 66,881     $ 66,228     $ 59,400
Variable annuity liabilities....................    68,901       32,760       26,390       24,695        8,836
Other reserves, payables and accrued
  liabilities...................................     2,784        2,003        1,051        1,220       34,690
Deferred income taxes...........................     1,350          244           --           --           --
Shareholder's equity............................    23,220       21,818       19,815       23,129       20,922
                                                  --------     --------     --------     --------     --------
TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY......  $236,868     $163,157     $114,137     $117,272     $123,848
                                                  ========     ========     ========     ========     ========

MANAGEMENT DISCUSSION AND ANALYSIS

Management's discussion and analysis of financial condition and results of operations of First SunAmerica for the three years in the period ended September 30, 1996 follows. In connection with, and because it desires to take advantage of, the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, we caution readers regarding certain forward-looking statements contained in the following discussion and elsewhere in this report and in any other statements made by, or on behalf of, First SunAmerica, whether or not in future filings with the SEC. Forward-looking statements are statements not based on historical information and which relate to future operations, strategies, financial results, or other developments. In particular, statements using verbs such as "expect," "anticipate," "believe" or words of similar import generally involve forward-looking statements. Without limiting the foregoing, forward-looking statements include statements contained in this report which represent our beliefs concerning future or projected levels of sales of our products, investment spreads or yields, or the earnings or profitability of the First SunAmerica's activities.

Forward-looking statements are necessarily based upon estimates and assumptions that are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond First SunAmerica's control and many of which, with respect to future business decisions, are subject to change. These uncertainties and contingencies can affect actual results and could cause actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, First SunAmerica. Whether or not actual results differ materially from forward-looking statements may depend on numerous foreseeable and unforeseeable events or developments, some of which may be national in scope, such as general economic conditions and interest rates, some of which may be related to the insurance industry generally, such as pricing competition, regulatory developments and industry consolidation, and others of which may relate to First SunAmerica specifically, such as credit, volatility and other risks associated with First SunAmerica's investment portfolio, and other factors. Investors are also directed to consider other risks and uncertainties discussed in documents filed by First SunAmerica with the SEC. First SunAmerica disclaims any obligation to update forward-looking information.

RESULTS OF OPERATIONS

INCOME BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING FOR INCOME totaled $0.7 million in 1996, compared with $0.5 million in 1995 and $1.1 million in 1994. The cumulative effect of the change in accounting for income taxes resulting from the 1994 implementation of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," amounted to a nonrecurring non-cash charge of $0.7 million. Accordingly, net income amounted to $0.4 million in 1994.

PRETAX INCOME totaled $1.2 million in 1996, $0.7 million in 1995 and $1.7 million in 1994. The $0.5 million increase in 1996 over 1995 primarily resulted from a decline in net realized investment losses, partially offset by increased general and administrative expenses. The $1.0 million decline in 1995 over 1994 primarily resulted from net realized investment losses incurred, partially offset by an increase in net investment income.

NET INVESTMENT INCOME, which is the spread between the income earned on invested assets and the interest paid on fixed annuities and other interest-bearing liabilities, totaled $2.8 million in each of 1996 and 1995, compared with $1.9 million in 1994. These amounts represent 2.08% on average invested assets (computed on a daily basis) of $134.5 million in 1996, 2.70% on average invested assets of $103.2 million in 1995 and 2.24% on average invested assets of $84.5 million in 1994.
Net investment income also includes the effect of income earned on the excess of average invested assets over average interest-bearing liabilities. This excess amounted to $13.8 million in 1996, $17.6 million in 1995 and $17.4 million in 1994. The difference between the First SunAmerica's yield on average invested assets and the rate paid on average interest-bearing liabilities was 1.47% in 1996, 1.69% in 1995 and 1.13% in 1994.

Investment income and the related yield on average invested assets totaled $10.0 million and 7.40% in 1996, compared with $7.8 million and 7.59% in 1995 and $5.5 million and 6.54% in 1994. Investment income increased primarily as a result of higher levels of average invested assets, offset in 1996 by a slight decline in portfolio yields. The higher yield in 1995 reflected the effects of both higher short-term interest rates and extension fee income earned on certain bonds.

Total interest expense aggregated $7.2 million in 1996, $5.0 million in 1995 and $3.6 million in 1994. The average rate paid on fixed annuity contracts was 5.93% in 1996, 5.90% in 1995 and 5.41% in 1994. Fixed annuity contracts averaged $120.6 million in 1996, $85.5 million in 1995 and $67.2 million in 1994. The increase in the average rate paid on fixed annuities during 1996 and 1995 from that paid during 1994 primarily resulted from increased average crediting rates on the First SunAmerica's new fixed annuity contracts relative to those issued in 1994 to maintain a generally competitive market rate in a higher interest rate environment.

The growth in average invested assets since 1994 reflects sales of the First SunAmerica's fixed-rate products (including the fixed accounts of variable annuity products). Fixed annuity premiums totaled $45.4 million in 1996, $51.7 million in 1995 and $7.8 million in 1994. These premiums include premiums for the fixed accounts of variable annuities totaling $41.2 million, $2.9 million and $0.5 million, respectively. The increased premiums for the fixed accounts of variable annuities in 1996 resulted primarily from greater inflows into the one-year fixed account of First SunAmerica's Polaris variable annuity product.

NET REALIZED INVESTMENT LOSSES totaled $0.5 million in 1996 and $1.3 million in 1995, compared to net realized investment gains of $0.4 million in 1994, and represent 0.40%, 1.31% and 0.53%, respectively, of average invested assets. Net realized investment losses include impairment writedowns of $0.1 million in 1996, which were applied to defaulted bonds. Therefore, net losses from sales of investments totaled $0.4 million in 1996. There were no impairment writedowns for 1995 and 1994.

Net losses from sales of investments in 1996 include $0.3 million of net losses realized on $80.0 million of sales of bonds. Net losses on sales of investments in 1995 include $1.2 million of net losses realized on $46.3 million of sales of mortgage-backed securities ("MBSs"). Net gains on sales of investments in 1994 were also related to sales of MBSs. Sales of investments are generally made to maximize total return.

VARIABLE ANNUITY FEES are based on the market value of assets supporting variable annuity contracts in separate accounts. Such fees totaled $0.7 million in 1996 and $0.4 million in both 1995 and 1994. The increase in variable annuity fees in 1996 reflects the growth in average variable annuity assets, principally due to the receipt of variable annuity premiums and increased market values, partially offset by surrenders. Variable annuity assets averaged $46.2 million during 1996, $27.8 million during 1995 and $26.1 million during 1994. Variable annuity premiums, which exclude premiums allocated to the fixed accounts of variable annuity products, totaled $28.6 million in 1996, $5.9 million in 1995 and $5.7 million in 1994. The increase in premiums in 1996 was due to the introduction of two new products during March and December 1995. First SunAmerica has encountered increased competition in the variable annuity marketplace during recent years and anticipates that the market will remain highly competitive for the foreseeable future.

SURRENDER CHARGES on fixed and variable annuities totaled $221,000 in 1996, $194,000 in 1995 and $367,000 in 1994. Surrender charges generally are assessed on annuity withdrawals at declining rates during the first five to seven years of the contract. Withdrawal payments, which include surrenders and lump-sum annuity benefits, totaled $12.7 million in 1996, $17.7 million in 1995 and $12.9 million in 1994. These payments represent 8.1%, 16.9% and 15.0%, respectively, of average fixed and variable annuity reserves. Withdrawals include variable annuity payments from the separate accounts totaling $2.8 million in 1996, $3.6 million in 1995 and $2.4 million in 1994, and represent 6.2%, 12.9% and 9.3%, respectively, of average variable annuity liabilities. Variable annuity withdrawal rates declined in 1996 principally as a result of significant growth in the variable annuity separate accounts, while the increase in 1995 was primarily due to the maturing of an older block of business. Fixed annuity surrenders totaled $9.9 million in 1996, $14.1 million in 1995 and $10.5 million in 1994. Fixed annuity surrenders decreased in 1996 primarily due to unusually high surrenders in 1995, which resulted from a block of policies coming off surrender charge restrictions. Management anticipates that withdrawal rates will stabilize for the foreseeable future at moderately higher levels than the current rates.

GENERAL AND ADMINISTRATIVE EXPENSES totaled $1.4 million in 1996, compared with $1.1 million in 1995 and $1.0 million in 1994. General and administrative expenses remain closely controlled through a company-wide cost containment program and represent approximately 1% of average total assets.

AMORTIZATION OF DEFERRED ACQUISITION COSTS increased to $0.5 million in 1996 from $0.3 million in 1995. There was no amortization in 1994. These increases in amortization were primarily due to additional fixed and variable annuity sales and the subsequent amortization of related deferred commissions and other acquisition costs.

ANNUAL COMMISSIONS represent renewal commissions paid quarterly in arrears to maintain the persistency of certain of First SunAmerica's annuity contracts. Annual commissions totaled $19,000 in 1996, $33,000 in 1995 and $30,000 in 1994.
Based on current sales, First SunAmerica estimates that such annual commissions will increase in future periods.

INCOME TAX EXPENSE totaled $0.4 million in 1996, $0.2 million in 1995 and $0.7 million in 1994, representing effective tax rates of 38% in 1996, 26% in 1995 and 38% in 1994. The lower tax rate in 1995 reflects a prior period state income tax benefit.

FINANCIAL CONDITION AND LIQUIDITY

SHAREHOLDER'S EQUITY increased by $1.4 million to $23.2 million at September 30, 1996 from $21.8 million at September 30, 1995, primarily as a result of the $0.7 million of net income recorded and a $0.7 million reduction of net unrealized losses on debt and equity securities available for sale charged directly to shareholder's equity.

TOTAL ASSETS increased by $73.7 million to $236.9 million at September 30, 1996 from $163.2 million at September 30, 1995, principally due to a $36.1 million increase in the separate accounts for variable annuities and a $32.0 million increase in invested assets.

INVESTED ASSETS at year end totaled $153.2 million in 1996, compared with $121.2 million in 1995. This $32.0 million increase primarily resulted from sales of the fixed accounts of variable annuities.

First SunAmerica manages all of its invested assets internally. First SunAmerica's general investment philosophy is to hold fixed maturity assets for long-term investment. Thus, it does not have a trading portfolio. Effective December 1, 1995, pursuant to guidelines issued by the Financial Accounting Standards Board, First SunAmerica determined that all of its portfolio of bonds and notes (the "Bond Portfolio") is available to be sold in response to changes in market interest rates, changes in prepayment risk, First SunAmerica's need for liquidity and other similar factors. Accordingly, First SunAmerica no longer classifies a portion of its Bond Portfolio as held for investment.

THE BOND PORTFOLIO had an aggregate amortized cost that exceeded its fair value by $0.5 million at September 30, 1996, compared with $1.5 million at September 30, 1995 (including net unrealized losses of $1.4 million on the portion of the portfolio that was designated as available for sale at September 30, 1995). The net decrease in unrealized losses on the Bond Portfolio since September 30, 1995 principally reflects improvement in the fair value of certain segments of the Bond Portfolio since September 30, 1995 despite the higher relative prevailing interest rates at September 30, 1996.

All of the Bond Portfolio at September 30, 1996 was rated by Standard & Poor's Corporation ("S&P"), Moody's Investors Service ("Moody's"), Duff and Phelps Credit Rating Co. ("D&P"), Fitch Investor Service, Inc. ("Fitch") or under comparable statutory rating guidelines established by the National Association of Insurance Commissioners ("NAIC") and implemented by either the NAIC or First SunAmerica. At September 30, 1996, approximately $137.0 million of the Bond Portfolio (at amortized cost) was rated investment grade by one or more of these agencies or by First SunAmerica or the NAIC, pursuant to applicable NAIC guidelines, including $85.5 million of U.S. government/ agency securities and MBSs.

At September 30, 1996, the Bond Portfolio included $9.9 million (fair value, $10.4 million) of bonds not rated investment grade by S&P, Moody's, D&P, Fitch or the NAIC. Based on their September 30, 1996 amortized cost, these non-investment-grade bonds accounted for 4.2% of First SunAmerica's total assets and 6.4% of invested assets.

Non-investment-grade securities generally provide higher yields and involve greater risks than investment-grade securities because their issuers typically are more highly leveraged and more vulnerable to adverse economic conditions than investment-grade issuers. In addition, the trading market for these securities is usually more limited than for investment-grade securities. First SunAmerica intends that the proportion of its portfolio in such securities not exceed current levels, but its policies may change from time to time, including in connection with any possible acquisition. First SunAmerica had no material concentrations of non-investment-grade securities at September 30, 1996.

The following table summarizes First SunAmerica's rated bonds by rating classification as of September 30, 1996 (dollars in thousands).

                                                      ISSUES NOT RATED BY S&P/MOODY'S/
     ISSUES RATED BY S&P/MOODY'S/D&P/FITCH               D&P/FITCH, BY NAIC CATEGORY                        TOTAL
------------------------------------------------    -------------------------------------    ------------------------------------
    S&P/(MOODY'S)/                     ESTIMATED                                ESTIMATED                 PRECENT OF    ESTIMATED
     [D&P]/GFITCHH        AMORTIZED      FAIR          NAIC        AMORTIZED      FAIR       AMORTIZED     INVESTED       FAIR
      CATEGORY(1)           COST         VALUE      CATEGORY(2)      COST         VALUE        COST         ASSETS        VALUE
-----------------------   ---------    ---------    -----------    ---------    ---------    ---------    ----------    ---------
AAA to A-
  (Aaa to A3)
  [AAA to A-]
  GAAA to A-H..........   $113,246     $112,839          1          $ 3,404      $ 3,404     $116,650        75.94%     $116,243
BBB+ to BBB-
  (Baa1 to Baa3)
  [BBB+ to BBB-]
  GBBB+ to BBB-H.......     17,176       16,572          2            3,187        3,178       20,363        13.26        19,750
BB+ to BB-
  (Ba1 to Baa3)
  [BB+ to BB-]
  GBB+ to BB-H.........      1,810        1,974          3                0            0        1,810         1.18         1,974
B+ to B-
  (B1 to B3)
  [B+ to B-]
  GB+ to B-H...........      6,817        7,108          4            1,088        1,176        7,905         5.15         8,284
CCC+ to C
  (Caa to C)
  [CCC]
  GCCC+ to C-H.........        180          150          5                0            0          180         0.12           150
C1 to D
  [DD]
  GDH..................          0            0          6                0            0            0         0.00             0
                          --------     --------                      ------       ------     --------                   --------
Total rated issues.....   $139,229     $138,643                     $ 7,679      $ 7,758     $146,908                   $146,401
                          ========     ========                      ======       ======     ========                   ========

(1) S&P and Fitch rate debt securities in rating categories ranging from AAA (the highest) to D (in payment default). A plus (+) or minus (-) indicates the debt's relative standing within the rating category. A security rated BBB- or higher is considered investment grade. Moody's rates debt securities in rating categories ranging from Aaa (the highest) to C (extremely poor prospects of ever attaining any real investment standing). The number 1, 2 or 3 (with 1 the highest and 3 the lowest) indicates the debt's relative standing within the rating category. A security rated Baa3 or higher is considered investment grade. D&P rates debt securities in rating categories ranging from AAA (the highest) to DD (in payment default). A plus (+) or minus (-) indicates the debt's relative standing within the rating category. A security rated BBB- or higher is considered investment grade. Issues are categorized based on the highest of the S&P, Moody's, D&P and Fitch ratings if rated by multiple agencies.
(2) Bonds and short-term promissory instruments are divided into six quality categories for NAIC rating purposes, ranging from 1 (highest) to 5 (lowest) for nondefaulted bonds plus one category, 6, for bonds in or near default. These six categories correspond with the S&P/Moody's/D&P/Fitch rating groups listed above, with categories 1 and 2 considered investment grade. A substantial portion of the assets in the NAIC categories were rated by First SunAmerica pursuant to applicable NAIC rating guidelines.
(3) At amortized cost.

ASSET-LIABILITY MATCHING is utilized by First SunAmerica to minimize the risks of interest rate fluctuations and disintermediation. First SunAmerica believes that its fixed-rate liabilities should be backed by a portfolio principally composed of fixed maturities that generate predictable rates of return. First SunAmerica does not have a specific target rate of return. Instead, its rates of return vary over time depending on the current interest rate environment, the slope of the yield curve, the spread at which fixed maturities are priced over the yield curve and general competitive conditions within the industry. Its portfolio strategy is designed to achieve adequate risk-adjusted returns consistent with its investment objectives of effective asset-liability matching, liquidity and safety.

First SunAmerica designs its fixed-rate products and conducts its investment operations in order to closely match the duration of the assets in its investment portfolio to its annuity obligations. First SunAmerica seeks to achieve a predictable spread between what it earns on its assets and what it pays on its liabilities by investing principally in fixed-rate securities. First SunAmerica's fixed-rate products incorporate surrender charges or other limitations on when contracts can be surrendered for cash to encourage persistency. Approximately 96% of First SunAmerica's fixed annuity reserves had surrender penalties or other restrictions at September 30, 1996.

As part of its asset-liability matching discipline, First SunAmerica conducts detailed computer simulations that model its fixed-maturity assets and liabilities under commonly used stress-test interest rate scenarios. Based on the results of these computer simulations, the investment portfolio has been constructed with a view to maintaining a desired investment spread between the yield on portfolio assets and the rate paid on its reserves under a variety of possible future interest rate scenarios. At September 30, 1996, the weighted average life of First SunAmerica's investments was approximately 4.3 years and the duration was approximately 2.3. Weighted average life is the average time to receipt of all principal, incorporating the effects of scheduled amortization and expected prepayments, weighted by book value. Duration is a common option-adjusted measure for the price sensitivity of a fixed-income portfolio to changes in interest rates. It is the calculation of the relative percentage change in market value resulting from shifts in interest rates, and recognizes the changes in portfolio cashflows resulting from embedded options such as prepayments and bond calls.

First SunAmerica also seeks to provide liquidity by using reverse repurchase agreements ("Reverse Repos"), and by investing in MBSs. It also seeks to enhance its spread income by using Reverse Repos. Reverse Repos involve a sale of securities and an agreement to repurchase the same securities at a later date at an agreed upon price and are generally over-collateralized. MBSs are generally investment-grade securities collateralized by large pools of mortgage loans. MBSs generally pay principal and interest monthly. The amount of principal and interest payments may fluctuate as a result of prepayments of the underlying mortgage loans.

There are risks associated with some of the techniques First SunAmerica uses to provide liquidity, enhance its spread income and match its assets and liabilities. The primary risk associated with Reverse Repos is counterparty risk. First SunAmerica believes, however, that the counterparties to its Reverse Repos are financially responsible and that the counterparty risk associated with those transactions is minimal. The primary risk associated with MBSs is that a changing interest rate environment might cause prepayment of the underlying obligations at speeds slower or faster than anticipated at the time of their purchase.

INVESTED ASSETS EVALUATION routinely includes a review by First SunAmerica of its portfolio of debt securities. Management identifies monthly those investments that require additional monitoring and carefully reviews the carrying value of such investments at least quarterly to determine whether specific investments should be placed on a nonaccrual basis and to determine declines in value that may be other than temporary. In making these reviews for bonds, management principally considers the adequacy of collateral (if any), compliance with contractual covenants, the borrower's recent financial performance, news reports and other externally generated information concerning the creditor's affairs. In the case of publicly traded bonds, management also considers market value quotations, if available. The carrying values of bonds that are determined to have declines in value that are other than temporary are reduced to net realizable value and no further accruals of interest are made.

DEFAULTED INVESTMENTS, comprising all investments (at amortized cost) that are in default as to the payment of principal or interest, totaled $0.2 million (fair value, $0.2 million) of bonds and notes at September 30, 1996 and constituted 0.1% of total invested assets at amortized cost. At September 30, 1995, the defaulted investments totaled $0.7 million (fair value, $0.5 million), which constituted 0.6% of total invested assets at amortized cost.

SOURCES OF LIQUIDITY are readily available to First SunAmerica in the form of First SunAmerica's existing portfolio of cash and short-term investments, Reverse Repo capacity on invested assets and, if required, proceeds from invested asset sales. At September 30, 1996, approximately $81.0 million of First SunAmerica's Bond Portfolio had an aggregate unrealized gain of $1.3 million, while approximately $65.9 million of the Bond Portfolio had an aggregate unrealized loss of $1.8 million. In addition, First SunAmerica's investment portfolio currently provides approximately $1.7 million of monthly cash flow from scheduled principal and interest payments.

Management is aware that prevailing market interest rates may shift significantly and has strategies in place to manage either an increase or decrease in prevailing rates. In a rising interest rate environment, First SunAmerica's average cost of funds would increase over time as it prices its new and renewing annuities to maintain a generally competitive market rate. Management would seek to place new funds in investments that were matched in duration to, and higher yielding than, the liabilities assumed. First SunAmerica believes that liquidity to fund withdrawals would be available through incoming cash flow, the sale of short-term or floating-rate instruments or Reverse Repos on First SunAmerica's substantial MBS segment of the Bond Portfolio, thereby avoiding the sale of fixed-rate assets in an unfavorable bond market.

In a declining rate environment, First SunAmerica's cost of funds would decrease over time, reflecting lower interest crediting rates on its fixed annuities. Should increased liquidity be required for withdrawals, First SunAmerica believes that a significant portion of its investments could be sold without adverse consequences in light of the general strengthening that would be expected in the bond market.

PROPERTIES

First SunAmerica's principal office is leased at 733 Third Avenue, 4th Floor, New York, New York 10017. Through an affiliate, we also lease office space in Los Angeles, California and in Torrance, California for certain policy administration, recordkeeping and data processing functions.

We believe that such properties, including the equipment located in these properties, are suitable and adequate to meet the requirements of its business.

DIRECTORS AND EXECUTIVE OFFICERS

The directors and principal officers of First SunAmerica ("the Company") as of December 20, 1996 are listed below, together with information as to their ages, dates of election and principal business occupation during the last five years (if other than their present business occupation).

                                                                              OTHER POSITIONS AND
                                                              YEAR               OTHER BUSINESS
                                       PRESENT               ASSUMED           EXPERIENCE WITHIN
        NAME           AGE           POSITION(S)           POSITION(S)         LAST FIVE YEARS**          FROM-TO
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------
Eli Broad*              63   Chairman, Chief Executive        1994       Co-founded SunAmerica Inc.
                             Officer and President of the                (SAI) in 1957
                             Company
                             Chairman, Chief Executive        1986
                             Officer and President of SAI
-------------------------------------------------------------------------------------------------------------------
Joseph M. Tumbler*      48   Executive Vice President of      1996       President and Chief Executive   1989-1995
                             the Company                                 Officer, Providian Capital
                                                                         Management
                             Vice Chairman of SAI             1995
-------------------------------------------------------------------------------------------------------------------
Jay S. Wintrob*         39   Executive Vice President of      1991       (Joined SAI in 1987)
                             the Company
                             Vice Chairman of SAI             1995
-------------------------------------------------------------------------------------------------------------------
James R. Belardi*       39   Senior Vice President of the     1992       Vice President and Treasurer    1989-1992
                             Company                                     (Joined SAI in 1986)
                             Executive Vice President of      1995
                             SAI
-------------------------------------------------------------------------------------------------------------------
Jana W. Greer*          44   Senior Vice President of the     1991       (Joined SAI in 1974)
                             Company and SAI
-------------------------------------------------------------------------------------------------------------------
Peter McMillan, III*    39   Executive Vice President and     1994       Senior Vice President,          1989-1994
                             Chief Investment Officer of                 SunAmerica Investments, Inc.
                             SunAmerica Investments, Inc.
-------------------------------------------------------------------------------------------------------------------
Scott L. Robinson*      50   Senior Vice President and        1991       (Joined SAI in 1978)
                             Treasurer of the Company
                             Senior Vice President and
                             Controller of SAI
-------------------------------------------------------------------------------------------------------------------

                                                                              OTHER POSITIONS AND
                                                              YEAR               OTHER BUSINESS
                                       PRESENT               ASSUMED           EXPERIENCE WITHIN
        NAME           AGE           POSITION(S)           POSITION(S)         LAST FIVE YEARS**          FROM-TO
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------
James W. Rowan*         34   Senior Vice President of the     1996       Vice President                  1993-1995
                             Company and SAI                             Assistant to the Chairman            1992
                                                                         Senior Vice President,
                                                                         Security Pacific Corp.          1986-1992
-------------------------------------------------------------------------------------------------------------------
Lorin M. Fife*          43   Senior Vice President,           1994       Vice President and General      1994-1995
                             General Counsel and                         Counsel - Regulatory Affairs
                             Assistant Secretary of the                  of SAI
                             Company Senior Vice President    1995       Vice President and Associate    1989-1994
                             and General Counsel - Regulatory            General Counsel of SAI (Joined
                             Affairs of SAI                              SAI in 1989)
-------------------------------------------------------------------------------------------------------------------
Susan L. Harris*        39   Senior Vice President and        1994       Vice President, General         1994-1995
                             Secretary of the Company                    Counsel - Corporate Affairs
                                                                         and Secretary of SAI
                             Senior Vice President,           1995       Secretary of SAI                1989-1994
                             General Counsel - Corporate                 Vice President, Associate
                             Affairs and Secretary of SAI                General Counsel and Secretary
                                                                         of SAI (Joined SAI in 1985)
-------------------------------------------------------------------------------------------------------------------
N. Scott Gillis         43   Senior Vice President and        1994       Vice President and Controller,  1989-1994
                             Controller of the Company                   SunAmerica Life Companies
                                                                         (Joined SAI in 1985)
-------------------------------------------------------------------------------------------------------------------
Edwin R. Reoliquio      39   Senior Vice President and        1995       Vice President and Actuary,     1990-1995
                             Chief Actuary of the Company                SunAmerica Life Companies
-------------------------------------------------------------------------------------------------------------------
Victor E. Akin          32   Senior Vice President of the     1996       Vice President, SunAmerica      1995-1996
                             Company                                     Life Companies
                                                                         Director, SunAmerica Life       1994-1995
                                                                         Companies
                                                                         Manager, SunAmerica Life        1993-1994
                                                                         Companies
                                                                         Actuary, Milliman & Robertson   1992-1993
                                                                         Consultant, Chalke Inc.         1991-1992
-------------------------------------------------------------------------------------------------------------------
David W. Ferguson       43   Director                         1987       Partner, Davis Polk & Wardwell   1980 to
                                                                                                          present
-------------------------------------------------------------------------------------------------------------------
Thomas A Harnett        72   Director                         1987       Partner, Lane & Mitterdorf,      1989 to
                                                                         LLP                              present
-------------------------------------------------------------------------------------------------------------------
Margery K. Neale        37   Director                         1996       Partner, Shereff, Friedman,      1990 to
                                                                         Hoffman & Goodman, LLP           present
-------------------------------------------------------------------------------------------------------------------
Lester Pollack          63   Director                         1987       Chief Executive Officer,         1986 to
                                                                         Centre Partners, L.P.            present
                                                                         General Partner, Lazard          1986 to
                                                                         Freres & Co.                     present
                                                                         Senior Managing Director,        1988 to
                                                                         Corporate Partners, L.P.         present
-------------------------------------------------------------------------------------------------------------------
Richard D. Rohr         70   Director                         1987       Partner, Bodman, Longley &       1958 to
                                                                         Dahling                          present
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------

 * Also serves as a director.

** Unless otherwise indicated, offices and positions are with SunAmerica Inc.

EXECUTIVE COMPENSATION

All of First SunAmerica's executive officers are also employees of SunAmerica Inc. or its affiliates and do not receive direct compensation from First SunAmerica. Some of the executive officers also serve as officers of other companies affiliated with First SunAmerica. We allocated the time each executive officer spent devoted to his or her duties as an executive officer of First SunAmerica to determine the executive compensation set forth below for the Chief Executive Officer and the other four highest compensated executive officers, as well as the executive officers as a group, for services rendered during 1996.

-----------------------------------------------------------
NAME OF                                              ALLOCATED
INDIVIDUAL OR        CAPACITIES IN                        CASH
NUMBER IN GROUP      WHICH SERVED                 COMPENSATION
-----------------------------------------------------------
 Eli Broad           Chairman, Chief Executive      $ 10,380
                     Officer and President
 Joseph M. Tumbler   Executive Vice President          6,488
 Jay S. Wintrob      Executive Vice President          6,488
 James R. Belardi    Senior Vice President             2,955
 Jana W. Greer       Senior Vice President             7,342
 All Executive
 Officers as a Group
 (12)
                                                    $ 49,731
                                                  ============
-----------------------------------------------------------

SECURITY OWNERSHIP OF OWNERS AND MANAGEMENT

No shares of First SunAmerica are owned by any executive officer or director. First SunAmerica is an indirect wholly owned subsidiary of SunAmerica Inc. The only officer or director that owned more than 1% of the shares of SunAmerica Inc. is Mr. Eli Broad. At November 30, 1996, Mr. Broad beneficially owned 5,930,156 shares of Common Stock (approximately 5.3% of the class outstanding) and 9,160,294 shares of Class B Common Stock (approximately 84.4% of the class outstanding). Of the Common Stock, 715,872 shares represent restricted shares granted under the First SunAmerica's employee stock plans as to which Mr. Broad has no investment power; and 3,605,700 shares represent employee stock options held by Mr. Broad which are or will become exercisable on or before February 28, 1997 and as to which he has no voting or investment power. Of the Class B Common Stock, 8,456,140 shares are held directly by Mr. Broad; and 704,154 shares are registered in the name of a corporation as to which Mr. Broad exercises sole voting and investment power. At November 30, 1996, all directors and officers as a group beneficially owned 9,179,722 shares of Common Stock (approximately 8.1% of the class outstanding) and 9,160,294 shares of Class B Common Stock (approximately 84.4% of the class outstanding).

STATE REGULATION

First SunAmerica is subject to regulation and supervision by the states in which it is authorized to transact business. State insurance laws establish supervisory agencies with broad administrative and supervisory powers with respect to granting and revoking licenses to transact business, regulating marketing and other trade practices, operating guaranty associations, licensing agents, approving policy forms, regulating certain premium rates, regulating insurance holding company systems, establishing reserve requirements, prescribing the form and content of required financial statements and reports, performing financial and other examinations, determining the reasonableness and adequacy of statutory capital and surplus, regulating the type, valuation and amount of investments permitted, limiting the amount of dividends that can be paid and the size of transactions that can be consummated without first obtaining regulatory approval and other related matters.

During the last decade, the insurance regulatory framework has been placed under increased scrutiny by various states, the federal government and the National Association of Insurance Commissioners ("NAIC"). Various states have considered or enacted legislation that changes, and in many cases increases, the states' authority to regulate insurance companies. Legislation has been introduced from time to time in Congress that could result in the federal government assuming some role in the regulation of insurance companies. In recent years, the NAIC has approved and recommended to the states for adoption and implementation several regulatory initiatives designed to reduce the risk of insurance company insolvencies and market conduct violations. These initiatives include new investment reserve requirements, risk-based capital standards and restrictions on an insurance company's ability to pay dividends to its stockholders. The NAIC is also currently developing model laws to govern insurance company investments and illustrations for annuity products. Current proposals are still being debated and we are monitoring developments in this area and the effects any changes would have on us.

INDEPENDENT ACCOUNTANTS

The financial statements of First SunAmerica as of September 30, 1996 and 1995 and for each of the three years in the period ended September 30, 1996 included in this prospectus have been included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

-------------------------------------------------------------
-------------------------------------------------------------
                              TABLE OF CONTENTS OF
                      STATEMENT OF ADDITIONAL INFORMATION
-------------------------------------------------------------
-------------------------------------------------------------

Separate Account...............................    3
General Account................................    4
Performance Data...............................    4
Annuity Payments...............................    9
Annuity Unit Values............................   10
Taxes..........................................   13
Distribution of Contracts......................   17
Financial Statements...........................   17

-------------------------------------------------------------
-------------------------------------------------------------
                              FINANCIAL STATEMENTS
-------------------------------------------------------------
-------------------------------------------------------------

The consolidated financial statements of First SunAmerica which are included in this prospectus should be considered only as bearing on the ability First SunAmerica to meet its obligations with respect to amounts allocated to the fixed investment options and with respect to the death benefit and our assumption of the mortality and expense risks and the risks that the withdrawal charge will not be sufficient to cover the cost of distributing the contracts. They should not be considered as bearing on the investment performance of the variable Portfolios. The value of the variable Portfolios is affected primarily by the performance of the underlying investments.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholder of First SunAmerica Life Insurance Company

In our opinion, the accompanying balance sheet and the related income statement and statement of cash flows present fairly, in all material respects, the financial position of First SunAmerica Life Insurance Company at September 30, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As discussed in Note 2, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," in fiscal 1994.

Price Waterhouse LLP
Los Angeles, California
November 8, 1996

                    FIRST SUNAMERICA LIFE INSURANCE COMPANY

                                 BALANCE SHEET

                                                                                       SEPTEMBER 30,
                                                                               -----------------------------
                                                                                   1996             1995
                                                                               ------------     ------------
ASSETS
INVESTMENTS:
  Cash and short-term investments...........................................   $  6,707,000     $  6,382,000
  Bonds and notes:
     Available for sale, at fair value (amortized cost: 1996, $146,908,000;
       1995, $109,217,000)..................................................    146,401,000      107,771,000
     Held for investment, at amortized cost (fair value: 1995,
      $2,289,000)...........................................................             --        2,297,000
  Mortgage loans............................................................             --        4,733,000
  Common stocks, at fair value (cost: 1996, $0; 1995, $112,000).............        129,000           35,000
                                                                               ------------     ------------
  Total investments.........................................................    153,237,000      121,218,000
Variable annuity assets.....................................................     68,901,000       32,760,000
Receivable from brokers for sales of securities.............................             --          815,000
Accrued investment income...................................................      1,462,000          928,000
Deferred acquisition costs..................................................     12,127,000        6,491,000
Income taxes currently receivable...........................................        299,000               --
Other assets................................................................        842,000          945,000
                                                                               ------------     ------------
TOTAL ASSETS................................................................   $236,868,000     $163,157,000
                                                                               ============     ============

LIABILITIES AND SHAREHOLDER'S EQUITY
Reserves, payables and accrued liabilities:
  Reserves for fixed annuity contracts......................................   $140,613,000     $106,332,000
  Payable to brokers for purchases of securities............................      1,939,000               --
  Income taxes currently payable............................................             --           23,000
  Other liabilities.........................................................        845,000        1,980,000
                                                                               ------------     ------------
  Total reserves, payables and accrued liabilities..........................    143,397,000      108,335,000
                                                                               ------------     ------------
Variable annuity liabilities................................................     68,901,000       32,760,000
                                                                               ------------     ------------
Deferred income taxes.......................................................      1,350,000          244,000
                                                                               ------------     ------------
Shareholder's equity:
  Common Stock..............................................................      3,000,000        3,000,000
  Additional paid-in capital................................................     14,428,000       14,428,000
  Retained earnings.........................................................      5,973,000        5,250,000
  Net unrealized losses on debt and equity securities
     available for sale.....................................................       (181,000)        (860,000)
                                                                               ------------     ------------
  Total shareholder's equity................................................     23,220,000       21,818,000
                                                                               ------------     ------------
TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY..................................   $236,868,000     $163,157,000
                                                                               ============     ============

                             See accompanying notes

                    FIRST SUNAMERICA LIFE INSURANCE COMPANY

                                INCOME STATEMENT

                                                                            YEARS ENDED SEPTEMBER 30,
                                                                   -------------------------------------------
                                                                      1996            1995            1994
                                                                   -----------     -----------     -----------
Investment income...............................................   $ 9,957,000     $ 7,834,000     $ 5,527,000
                                                                   -----------     -----------     -----------
Interest expense on:
  Fixed annuity contracts.......................................    (7,155,000)     (5,042,000)     (3,635,000)
  Senior indebtedness...........................................        (4,000)         (8,000)             --
                                                                   -----------     -----------     -----------
  Total interest expense........................................    (7,159,000)     (5,050,000)     (3,635,000)
                                                                   -----------     -----------     -----------
NET INVESTMENT INCOME...........................................     2,798,000       2,784,000       1,892,000
                                                                   -----------     -----------     -----------
NET REALIZED INVESTMENT GAINS (LOSSES)..........................      (539,000)     (1,348,000)        445,000
                                                                   -----------     -----------     -----------
VARIABLE ANNUITY FEE INCOME.....................................       690,000         412,000         382,000
                                                                   -----------     -----------     -----------
Other income and expenses:
  Surrender charges.............................................       221,000         194,000         367,000
  General and administrative expenses...........................    (1,404,000)     (1,088,000)     (1,040,000)
  Amortization of deferred acquisition costs....................      (500,000)       (300,000)             --
  Annual commissions............................................       (19,000)        (33,000)        (30,000)
  Other, net....................................................       (76,000)         84,000        (279,000)
                                                                   -----------     -----------     -----------
TOTAL OTHER INCOME AND EXPENSES.................................    (1,778,000)     (1,143,000)       (982,000)
                                                                   -----------     -----------     -----------
PRETAX INCOME...................................................     1,171,000         705,000       1,737,000
Income tax expense..............................................      (448,000)       (182,000)       (655,000)
                                                                   -----------     -----------     -----------
INCOME BEFORE CUMULATIVE EFFECT OF CHANGE
  IN ACCOUNTING FOR INCOME TAXES................................       723,000         523,000       1,082,000
Cumulative effect of change in accounting
  for income taxes..............................................            --              --        (725,000)
                                                                   -----------     -----------     -----------
NET INCOME......................................................   $   723,000     $   523,000     $   357,000
                                                                   ===========     ===========     ===========

                             See accompanying notes

                    FIRST SUNAMERICA LIFE INSURANCE COMPANY

                            STATEMENT OF CASH FLOWS

                                                                       YEARS ENDED SEPTEMBER 30,
                                                            ------------------------------------------------
                                                                1996              1995              1994
                                                            -------------     -------------     ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income................................................  $     723,000     $     523,000     $    357,000
Adjustments to reconcile net income to net cash provided
  by operating activities:
     Interest credited to fixed annuity contracts.........      7,155,000         5,042,000        3,635,000
     Net realized investment (gains) losses...............        539,000         1,348,000         (445,000)
     Accretion of net discounts on investments............       (343,000)         (394,000)         (24,000)
     Amortization of goodwill.............................         58,000            58,000           58,000
     Provision for deferred income taxes..................        740,000           333,000        1,388,000
     Cumulative effect of change in accounting for income
       taxes..............................................             --                --          725,000
Change in:
  Deferred acquisition costs..............................     (5,736,000)       (2,740,000)      (1,011,000)
  Income taxes receivable/payable.........................       (322,000)         (418,000)        (555,000)
Other, net................................................       (254,000)         (323,000)        (115,000)
                                                            -------------     -------------     ------------
NET CASH PROVIDED BY OPERATING ACTIVITIES.................      2,560,000         3,429,000        4,013,000
                                                            -------------     -------------     ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of:
  Bonds and notes.........................................   (124,681,000)     (125,130,000)     (68,582,000)
  Common stock............................................             --          (112,000)              --
Sales of bonds and notes..................................     80,440,000        55,553,000       50,708,000
Redemptions and maturities of:
  Bonds and notes.........................................     11,514,000        21,369,000        5,791,000
  Mortgage loans..........................................      4,736,000            35,000           31,000
                                                            -------------     -------------     ------------
NET CASH USED BY INVESTING ACTIVITIES.....................    (27,991,000)      (48,285,000)     (12,052,000)
                                                            -------------     -------------     ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Premium receipts on fixed annuity contracts...............     45,417,000        51,681,000        7,840,000
Net exchanges to (from) the fixed accounts of variable
  annuity contracts.......................................     (4,719,000)          (87,000)         572,000
Withdrawal payments on fixed annuity contracts............     (9,850,000)      (14,131,000)     (10,504,000)
Claims and annuity payments on fixed annuity contracts....     (3,752,000)       (2,974,000)      (3,194,000)
Net receipts from (repayments of) other short-term
  financings..............................................     (1,340,000)        1,964,000         (145,000)
                                                            -------------     -------------     ------------
NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES..........     25,756,000        36,453,000       (5,431,000)
                                                            -------------     -------------     ------------
NET INCREASE (DECREASE) IN CASH AND SHORT-TERM
  INVESTMENTS.............................................        325,000        (8,403,000)     (13,470,000)
CASH AND SHORT-TERM INVESTMENTS AT BEGINNING OF PERIOD....      6,382,000        14,785,000       28,255,000
                                                            -------------     -------------     ------------
CASH AND SHORT-TERM INVESTMENTS AT END OF PERIOD..........  $   6,707,000     $   6,382,000     $ 14,785,000
                                                            =============     =============     ============
Supplemental cash flow information:
  Interest paid on indebtedness...........................  $       4,000     $       8,000     $         --
                                                            =============     =============     ============
  Net income taxes paid (recovered).......................  $      30,000     $     254,000     $   (178,000)
                                                            =============     =============     ============

                             See accompanying notes

                    FIRST SUNAMERICA LIFE INSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS

First SunAmerica Life Insurance Company (The "Company") is a New York-domiciled life insurance company engaged primarily in the business of writing fixed and variable annuity contracts in the state of New York.

The operations of the Company are influenced by many factors, including general economic conditions, monetary and fiscal policies of the federal government, and policies of state and other regulatory authorities. The level of sales of the Company's financial products is influenced by many factors, including general market rates of interest; strengths, weaknesses and volatility of equity markets; and terms and conditions of competing financial products. The Company is exposed to the typical risks normally associated with a portfolio of fixed-income securities, namely interest rate, option, liquidity and credit risks. The Company controls its exposure to these risks by, among other things, closely monitoring and matching the duration of its assets and liabilities, monitoring and limiting prepayment and extension risk in its portfolio, maintaining a large percentage of its portfolio in highly liquid securities, and engaging in a disciplined process of underwriting, reviewing and monitoring credit risk. The Company also is exposed to market risk, as market volatility may result in reduced fee income in the case of assets held in separate accounts.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION: The accompanying financial statements have been prepared in accordance with generally accepted accounting principles and include the accounts of the Company, an indirect wholly owned subsidiary of SunAmerica Inc. (the "Parent"). Certain 1995 and 1994 amounts have been reclassified to conform with the 1996 presentation.

The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from those estimates.

RECENTLY ISSUED ACCOUNTING STANDARDS: Effective October 1, 1993, the Company adopted the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Accordingly, the cumulative effect of this change in accounting for income taxes was recorded on October 1, 1993 to increase the liability for Deferred Income Taxes by $725,000.

INVESTMENTS: Cash and short-term investments primarily include cash, commercial paper, money market investments, repurchase agreements and short-term bank participations. All such investments are carried at cost plus accrued interest, which approximates fair value, have maturities of three months or less and are considered cash equivalents for purposes of reporting cash flows.

Bonds and notes available for sale and common stocks are carried at aggregate fair value and changes in unrealized gains or losses, net of tax, are credited or charged directly to shareholder's equity. Bonds and notes held for investment (the "Held for Investment Portfolio") are carried at amortized cost. On December 1, 1995, the Company reassessed the appropriateness of classifying a portion of its portfolio of bonds and notes as held for investment. This reassessment was made pursuant to the provisions of "Special Report: A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities," issued by the Financial Accounting Standards Board in November 1995. As a result of its reassessment, the Company reclassified all of its Held for Investment Portfolio as available for sale. At December 1, 1995, the amortized cost of the Held for Investment Portfolio aggregated $2,296,000 and its fair value was $2,352,000. Upon reclassification, the resulting net unrealized gain of $56,000 was credited to Net Unrealized Losses on Debt and Equity Securities Available for Sale in the shareholder's equity section of the balance sheet.

Bonds and notes are reduced to estimated net realizable value when necessary for declines in value considered to be other than temporary. Estimates of net realizable value are subjective and actual realization will be dependent upon future events.

Mortgage loans are carried at amortized unpaid balances, net of provisions for estimated losses.

Realized gains and losses on the sale of investments are recognized in operations at the date of sale and are determined using the specific cost identification method. Premiums and discounts on investments are amortized to investment income using the interest method over the contractual lives of the investments.

                    FIRST SUNAMERICA LIFE INSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

DEFERRED ACQUISITION COSTS: Policy acquisition costs are deferred and amortized, with interest, over the estimated lives of the contracts in relation to the present value of estimated gross profits, which are composed of net interest income, net realized investment gains and losses, variable annuity fees, surrender charges and direct administrative expenses. Deferred acquisition costs consist of commissions and other costs that vary with, and are primarily related to, the production or acquisition of new business.

As debt and equity securities available for sale are carried at aggregate fair value, an adjustment is made to deferred acquisition costs equal to the change in amortization that would have been recorded if such securities had been sold at their stated aggregate fair value and the proceeds reinvested at current yields. The change in this adjustment, net of tax, is included with the change in net unrealized gains or losses on debt and equity securities available for sale that is credited or charged directly to shareholder's equity. Deferred Acquisition Costs have been increased by $100,000 at September 30, 1996, and by $200,000 at September 30, 1995 for this adjustment.

VARIABLE ANNUITY ASSETS AND LIABILITIES: The assets and liabilities resulting from the receipt of variable annuity premiums are segregated in separate accounts. The Company receives administrative fees for managing the funds and other fees for assuming mortality and certain expense risks. Such fees are included in Variable Annuity Fee Income in the income statement.

GOODWILL: Goodwill, amounting to $821,000 at September 30, 1996, is amortized by using the straight-line method over a period of 25 years and is included in Other Assets in the balance sheet.

CONTRACTHOLDER RESERVES: Contractholder reserves for fixed annuity contracts are accounted for as investment-type contracts in accordance with Statement of Financial Accounting Standards No. 97, "Accounting and Reporting by Insurance Enterprises for Certain Long-Duration Contracts and for Realized Gains and Losses from the Sale of Investments," and are recorded at accumulated value (premiums received, plus accrued interest, less withdrawals and assessed fees).

VARIABLE ANNUITY FEE INCOME: Variable annuity fees are recorded in income as earned.

INCOME TAXES: The Company is included in the consolidated federal income tax return of the Parent and files as a "life insurance company" under the provisions of the Internal Revenue Code of 1986. Income taxes have been calculated as if the Company filed a separate return. Deferred income tax assets and liabilities are recognized based on the difference between financial statement carrying amounts and income tax bases of assets and liabilities using enacted income tax rates and laws.

3. INVESTMENTS

The amortized cost and estimated fair value of bonds and notes available for sale and held for investment by major category follow:

                                                                                        ESTIMATED
                                                                       AMORTIZED           FAIR
                                                                          COST            VALUE
                                                                      ------------     ------------
        AT SEPTEMBER 30, 1996:
        AVAILABLE FOR SALE:
          Securities of the United States Government................  $  9,631,000     $  9,562,000
          Mortgage-backed securities................................    75,846,000       75,607,000
          Securities of public utilities............................     1,032,000          971,000
          Corporate bonds and notes.................................    41,545,000       41,722,000
          Other debt securities.....................................    18,854,000       18,539,000
                                                                      ------------     ------------
          Total available for sale..................................  $146,908,000     $146,401,000
                                                                      ============     ============

                    FIRST SUNAMERICA LIFE INSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

3. INVESTMENTS (CONTINUED)

                                                                                        ESTIMATED
                                                                       AMORTIZED           FAIR
                                                                          COST            VALUE
                                                                      ------------     ------------
        AT SEPTEMBER 30, 1995:
        AVAILABLE FOR SALE:
          Securities of the United States Government................  $ 37,693,000     $ 37,759,000
          Mortgage-backed securities................................    60,558,000       60,367,000
          Corporate bonds and notes.................................    10,966,000        9,645,000
                                                                      ------------     ------------
          Total available for sale..................................  $109,217,000     $107,771,000
                                                                      ============     ============
        HELD FOR INVESTMENT:
          Securities of the United States Government................  $  2,297,000     $  2,289,000
                                                                      ============     ============

The amortized cost and estimated fair value of bonds and notes available for sale by contractual maturity, as of September 30, 1996, follow:

                                                                                         ESTIMATED
                                                                        AMORTIZED           FAIR
                                                                           COST            VALUE
                                                                       ------------     ------------
        AVAILABLE FOR SALE:
          Due in one year or less...................................   $         --     $         --
          Due after one year through five years.....................      5,660,000        5,687,000
          Due after five years through ten years....................     35,833,000       35,841,000
          Due after ten years.......................................     29,569,000       29,266,000
          Mortgage-backed securities................................     75,846,000       75,607,000
                                                                       ------------     ------------
          Total available for sale..................................   $146,908,000     $146,401,000
                                                                       ============     ============

Actual maturities of bonds and notes will differ from those shown above due to prepayments and redemptions.

Gross unrealized gains and losses on bonds and notes available for sale and held for investment by major category follow:

                                                                            GROSS           GROSS
                                                                          UNREALIZED     UNREALIZED
                                                                            GAINS          LOSSES
                                                                          ----------     -----------
        AT SEPTEMBER 30, 1996:
        AVAILABLE FOR SALE:
          Securities of the United States Government...................   $   55,000     $  (124,000)
          Mortgage-backed securities...................................      515,000        (754,000)
          Securities of public utilities...............................           --         (61,000)
          Corporate bonds and notes....................................      749,000        (572,000)
          Other debt securities........................................        3,000        (318,000)
                                                                          ----------     -----------
          Total available for sale.....................................   $1,322,000     $(1,829,000)
                                                                          ==========     ===========
        AT SEPTEMBER 30, 1995:
        AVAILABLE FOR SALE:
          Securities of the United States Government...................   $  263,000     $  (197,000)
          Mortgage-backed securities...................................      257,000        (448,000)
          Corporate bonds and notes....................................      102,000      (1,423,000)
                                                                          ----------     -----------
          Total available for sale.....................................   $  622,000     $(2,068,000)
                                                                          ==========     ===========
        HELD FOR INVESTMENT:
          Securities of the United States Government...................   $   22,000     $   (30,000)
                                                                          ==========     ===========

                    FIRST SUNAMERICA LIFE INSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

3. INVESTMENTS (CONTINUED)

At September 30, 1996, gross unrealized gains on equity securities aggregated $129,000 and there were no unrealized losses. At September 30, 1995, gross unrealized gains aggregated $35,000 and gross unrealized losses on equity securities aggregated $112,000.

Gross realized investment gains and losses on sales of all types of investments are as follows:

                                                                           YEARS ENDED SEPTEMBER 30,
                                                                   ------------------------------------------
                                                                      1996            1995            1994
                                                                   -----------     -----------     ----------
BONDS AND NOTES AVAILABLE FOR SALE:
  Realized gains.................................................  $ 1,039,000     $   423,000     $  644,000
  Realized losses................................................   (1,295,000)     (1,771,000)      (199,000)
EQUITIES:
  Realized losses................................................     (112,000)             --             --
IMPAIRMENT WRITEDOWNS............................................     (171,000)             --             --
                                                                   -----------     -----------     ----------
  Total net realized investment gains/losses.....................  $  (539,000)    $(1,348,000)    $  445,000
                                                                   ===========     ===========     ==========

The sources and related amounts of investment income are as follows:

                                                                           YEARS ENDED SEPTEMBER 30,
                                                                   ------------------------------------------
                                                                      1996            1995            1994
                                                                   -----------     -----------     ----------
Short-term investments...........................................  $   390,000     $ 1,045,000     $  685,000
Bonds and notes..................................................    9,186,000       6,291,000      4,341,000
Mortgage loans...................................................      381,000         498,000        501,000
                                                                   -----------     -----------     ----------
  Total investment income........................................  $ 9,957,000     $ 7,834,000     $5,527,000
                                                                   ===========     ===========     ==========

Expenses incurred to manage the investment portfolio amounted to $121,000 for the year ended September 30, 1996, $125,000 for the year ended September 30, 1995, and $102,000 for the year ended September 30, 1994 and are included in General and Administrative Expenses in the income statement.

The carrying values of investments in any one entity or its affiliates exceeding 10% of the Company's shareholder's equity at September 30, 1996 are as follows:

        Bonds and notes:
          Lockheed Martin Corp........................................................  $ 4,063,000
          Nabisco Inc.................................................................    3,901,000
          PacificCorp.................................................................    3,021,000
                                                                                         ==========

At September 30, 1996, bonds and notes included $9,895,000 (fair value, $10,408,000) of bonds and notes not rated investment grade either Standard & Poor's Corporation, Moody's Investors Service, Duff and Phelps Credit Rating Co., Fitch Investor Service, Inc. or under National Association of Insurance Commissioners' guidelines. The Company had no material concentrations of non-investment-grade assets at September 30, 1996.

At September 30, 1996, the amortized cost of investments in default as to the payment of principal or interest was $180,000 and the fair value was $150,000, all of which are unsecured non-investment-grade bonds.

At September 30, 1996, $408,000 of bonds, at amortized cost, were on deposit with regulatory authorities in accordance with statutory requirements.

4. FAIR VALUE OF FINANCIAL INSTRUMENTS

The following estimated fair value disclosures are limited to reasonable estimates of the fair value of only the Company's financial instruments. The disclosures do not address the value of the Company's recognized and unrecognized nonfinancial assets (including equity investments) and liabilities or the value of anticipated future business. The Company does not plan to sell most of its assets or settle most of its liabilities at these estimated fair values.

                    FIRST SUNAMERICA LIFE INSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

4. FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Selling expenses and potential taxes are not included. The estimated fair value amounts were determined using available market information, current pricing information and various valuation methodologies. If quoted market prices were not readily available for a financial instrument, management determined an estimated fair value. Accordingly, the estimates may not be indicative of the amounts the financial instruments could be exchanged for in a current or future market transaction.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

CASH AND SHORT-TERM INVESTMENTS: Carrying value is considered to be a reasonable estimate of fair value.

BONDS AND NOTES: Fair value is based principally on independent pricing services, broker quotes and other independent information.

MORTGAGE LOANS: Fair values are primarily determined by discounting future cash flows to the present at current market rates, using expected prepayment rates.

VARIABLE ANNUITY ASSETS: Variable annuity assets are carried at the market value of the underlying securities.

RECEIVABLE FROM (PAYABLE TO) BROKERS FOR SALES (PURCHASES) OF SECURITIES: Such obligations represent net transactions of a short-term nature for which the carrying value is considered a reasonable estimate of fair value.

RESERVES FOR FIXED ANNUITY CONTRACTS: Deferred annuity contracts are assigned a fair value equal to current net surrender value. Annuitized contracts are valued based on the present value of future cash flows at current pricing rates.

VARIABLE ANNUITY LIABILITIES: Fair values of contracts in the accumulation phase are based on net surrender values. Fair values of contracts in the payout phase are based on the present value of future cash flows at assumed investment rates.

The estimated fair values of the Company's financial instruments at September 30, 1996 and 1995, compared with their respective carrying values, are as follows:

                                                                                CARRYING           FAIR
                                                                                  VALUE            VALUE
                                                                              -------------    -------------
1996:
ASSETS:
  Cash and short-term investments...........................................  $   6,707,000    $   6,707,000
  Bonds and notes...........................................................    146,401,000      146,401,000
  Variable annuity assets...................................................     68,901,000       68,901,000
LIABILITIES:
  Reserves for fixed annuity contracts......................................    140,613,000      134,479,000
  Payable to brokers for purchases of securities............................      1,939,000        1,939,000
  Variable annuity liabilities..............................................     68,901,000       65,546,000
                                                                               ============     ============
1995:
ASSETS:
  Cash and short-term investments...........................................  $   6,382,000    $   6,382,000
  Bonds and notes...........................................................    110,068,000      110,060,000
  Mortgage loans............................................................      4,733,000        4,733,000
  Receivable from brokers for sales of securities...........................        815,000          815,000
  Variable annuity assets...................................................     32,760,000       32,760,000
LIABILITIES:
  Reserves for fixed annuity contracts......................................    106,332,000      102,782,000
  Variable annuity liabilities..............................................     32,760,000       31,740,000
                                                                               ============     ============

                    FIRST SUNAMERICA LIFE INSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

5. CONTINGENT LIABILITIES

From time to time, the Company is involved in various kinds of litigation common to its business. When the Company becomes involved in litigation, cases are typically in various stages of development and, based on reports of counsel, management believes that provisions made for potential losses relating to such litigation would be adequate and any further liabilities and costs would not have a material adverse impact upon the Company's financial position or results of operations.

6. SHAREHOLDER'S EQUITY

The Company is authorized to issue 300 shares of its $10,000 par value Common Stock. At September 30, 1996, 1995 and 1994, 300 shares are outstanding.

Changes in shareholder's equity are as follows:

                                                                             YEARS ENDED SEPTEMBER 30,
                                                                       --------------------------------------
                                                                          1996         1995          1994
                                                                       ----------   -----------   -----------
RETAINED EARNINGS:
  Beginning balance..................................................  $5,250,000   $ 4,727,000   $ 4,370,000
  Net income.........................................................     723,000       523,000       357,000
                                                                       ----------   -----------   -----------
  Ending balance.....................................................  $5,973,000   $ 5,250,000   $ 4,727,000
                                                                       ==========   ===========   ===========
NET UNREALIZED LOSSES ON DEBT AND EQUITY SECURITIES AVAILABLE FOR
  SALE:
  Beginning balance..................................................  $ (860,000)  $(2,340,000)  $ 1,331,000
  Change in net unrealized gains/losses on debt securities available
     for sale........................................................     939,000     4,254,000    (7,621,000)
  Change in net unrealized gains/losses on equity securities
     available for sale..............................................     206,000       (77,000)     (118,000)
  Change in adjustment to deferred acquisition costs.................    (100,000)   (1,900,000)    2,100,000
  Tax effect of net changes..........................................    (366,000)     (797,000)    1,968,000
                                                                       ----------   -----------   -----------
  Ending balance.....................................................  $ (181,000)  $  (860,000)  $(2,340,000)
                                                                       ==========   ===========   ===========

For a life insurance company domiciled in the State of New York, no dividend may be distributed to any shareholder unless notice of the domestic insurer's intention to declare such dividend and the amount have been filed with the Superintendent of Insurance not less than 30 days in advance of such proposed declaration, or if the Superintendent disapproves the distribution of the dividend within the 30-day period. No dividends were paid in fiscal years 1996, 1995 or 1994.

Under statutory accounting principles utilized in filings with insurance regulatory authorities, the Company's net income for the nine months ended September 30, 1996 was $191,000. The statutory net loss for the year ended December 31, 1995 was $2,083,000 and the statutory net gain for the year ended December 31, 1994 was $726,000. The Company's statutory capital and surplus was $13,975,000 at September 30, 1996, $13,862,000 at December 31, 1995 and
$16,122,000 at December 31, 1994.

                    FIRST SUNAMERICA LIFE INSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

7. INCOME TAXES

The components of the provisions for income taxes on pretax income consist of the following:

                                                                         NET REALIZED
                                                                          INVESTMENT
                                                                        GAINS (LOSSES)   OPERATIONS     TOTAL
                                                                        --------------   ----------   ----------
1996:

Currently payable.....................................................    $ (121,000)    $ (171,000)  $ (292,000)
Deferred..............................................................      (105,000)       845,000      740,000
                                                                           ---------     ----------   ----------
          Total income tax expense....................................    $ (226,000)    $  674,000   $  448,000
                                                                           =========     ==========   ==========
1995:

Currently payable.....................................................    $ (592,000)    $  441,000   $ (151,000)
Deferred..............................................................       (28,000)       361,000      333,000
                                                                           ---------     ----------   ----------
          Total income tax expense....................................    $ (620,000)    $  802,000   $  182,000
                                                                           =========     ==========   ==========
1994:

Currently payable.....................................................    $  121,000     $ (854,000)  $ (733,000)
Deferred..............................................................        65,000      1,323,000    1,388,000
                                                                           ---------     ----------   ----------
          Total income tax expense....................................    $  186,000     $  469,000   $  655,000
                                                                           =========     ==========   ==========

Income taxes computed at the United States federal income tax rate of 35% and income taxes provided differ as follows:

                                                                               YEARS ENDED SEPTEMBER 30,
                                                                        ----------------------------------------
                                                                             1996           1995         1994
                                                                        --------------   ----------   ----------
Amount computed at statutory rate.....................................    $  410,000     $  247,000   $  608,000
Increases (decreases) resulting from:
  Amortization of differences between book and tax bases of net assets
     acquired.........................................................        20,000         20,000       10,000
  State income taxes, net of federal tax benefit......................        25,000        (86,000)      36,000
  Other, net..........................................................        (7,000)         1,000        1,000
                                                                            --------       --------     --------
          Total income tax expense....................................    $  448,000     $  182,000   $  655,000
                                                                            ========       ========     ========

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax reporting purposes. The significant components of the liability for Deferred Income Taxes are as follows:

                                                                                       SEPTEMBER 30,
                                                                                ---------------------------
                                                                                   1996            1995
                                                                                -----------     -----------
DEFERRED TAX LIABILITIES:
Investments...................................................................  $   225,000     $   142,000
Deferred acquisition costs....................................................    3,902,000       1,703,000
Other liabilities.............................................................       84,000          66,000
                                                                                -----------     -----------
          Total deferred tax liabilities......................................    4,211,000       1,911,000
                                                                                -----------     -----------
DEFERRED TAX ASSETS:
Contractholder reserves.......................................................   (2,582,000)     (1,125,000)
State income taxes............................................................      (79,000)        (79,000)
Net unrealized losses on certain debt and equity securities...................      (97,000)       (463,000)
Other assets..................................................................     (103,000)             --
                                                                                -----------     -----------
          Total deferred tax assets...........................................   (2,861,000)     (1,667,000)
                                                                                -----------     -----------
Deferred income taxes.........................................................  $ 1,350,000     $   244,000
                                                                                ===========     ===========

                    FIRST SUNAMERICA LIFE INSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

8. RELATED PARTY MATTERS

The Company pays commissions to three affiliated companies, SunAmerica Securities, Inc., Advantage Capital Corp. and Royal Alliance Associates, Inc. These broker-dealers represent a significant portion of the Company's business, amounting to approximately 44.1%, 14.8% and 26.5% of premiums in 1996, 1995 and 1994, respectively. Commissions paid to these broker-dealers totaled $2,646,000 in 1996, $761,000 in 1995, and $326,000 in 1994.

The Company paid occupancy and office services expenses to Royal Alliance Associates, Inc., totaling $15,000 for the year ended September 30, 1996, $113,000 for the year ended September 30, 1995 and $122,000 for the year ended September 30, 1994.

The Company purchases administrative, investment management, accounting, marketing and data processing services from SunAmerica Financial, Inc., whose purpose is to provide services to the SunAmerica companies. Amounts paid for such services totaled $2,097,000 for the year ended September 30, 1996, $722,000 for the year ended September 30, 1995 and $706,000 for the year ended September 30, 1994.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                  APPENDIX A - CONDENSED FINANCIAL INFORMATION
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                            INCEPTION TO      FISCAL YEAR
                                    PORTFOLIOS                                11/30/95         11/30/96
          -----------------------------------------------------------------------------------------------
          -----------------------------------------------------------------------------------------------
          Capital Appreciation (Inception Date - 4/6/95)
            Beginning AUV................................................       $11.35           $14.19
            End AUV......................................................       $14.19           $17.63
            End #AUs.....................................................       52,583          242,433
          -----------------------------------------------------------------------------------------------
          Growth (Inception Date - 4/6/95)
            Beginning AUV................................................       $11.02           $12.95
            End AUV......................................................       $12.95           $16.32
            End #AUs.....................................................       15,156          104,264
          -----------------------------------------------------------------------------------------------
          Natural Resources (Inception Date - 5/30/95)
            Beginning AUV................................................       $10.17           $10.78
            End AUV......................................................       $10.78           $12.13
            End #AUs.....................................................        5,306           62,002
          -----------------------------------------------------------------------------------------------
          Government and Quality Bond (Inception Date - 5/3/95)
            Beginning AUV................................................       $10.55           $11.51
            End AUV......................................................       $11.51           $11.94
            End #AUs.....................................................       37,576          127,538
          -----------------------------------------------------------------------------------------------
          Aggressive Growth (Inception Date - 6/3/96)
            Beginning AUV................................................           --           $10.00
            End AUV......................................................           --           $10.29
            End #AUs.....................................................           --          160,390
          -----------------------------------------------------------------------------------------------
          International Diversified Equities (Inception Date - 4/12/95)
            Beginning AUV................................................        $9.45           $10.07
            End AUV......................................................       $10.07           $11.39
            End #AUs.....................................................       58,058          355,952
          -----------------------------------------------------------------------------------------------
          Global Equities (Inception Date - 5/22/95)
            Beginning AUV................................................       $11.99           $13.01
            End AUV......................................................       $13.01           $15.15
            End #AUs.....................................................       26,604          117,488
          -----------------------------------------------------------------------------------------------
          Provident Growth (Inception Date - 4/6/95)
            Beginning AUV................................................        $10.36          $12.60
            End AUV......................................................        $12.60          $14.88
            End #AUs.....................................................        31,960         114,619
          -----------------------------------------------------------------------------------------------
          Growth/Phoenix Investment Counsel (Inception Date - 4/6/95)
            Beginning AUV................................................       $10.61           $12.81
            End AUV......................................................       $12.81           $14.94
            End #AUs.....................................................       22,973           94,650
          -----------------------------------------------------------------------------------------------
          Alliance Growth (Inception Date - 4/6/95)
            Beginning AUV................................................       $11.52           $15.44
            End AUV......................................................       $15.44           $19.46
            End #AUs.....................................................       52,943          322,225
          -----------------------------------------------------------------------------------------------
          Venture Value (Inception Date - 4/6/95)
            Beginning AUV................................................       $10.84           $13.29
            End AUV......................................................       $13.29           $16.68
            End #AUs.....................................................      113,664          605,579
          -----------------------------------------------------------------------------------------------

                                                                            INCEPTION TO      FISCAL YEAR
                                    PORTFOLIOS                                11/30/95         11/30/96
          -----------------------------------------------------------------------------------------------
          -----------------------------------------------------------------------------------------------
          Federated Value (Inception Date - 6/3/96)
            Beginning AUV................................................           --           $10.00
            End AUV......................................................           --           $11.00
            End #AUs.....................................................           --           69,098
          -----------------------------------------------------------------------------------------------
          Growth-Income (Inception Date - 4/12/95)
            Beginning AUV................................................       $11.15           $13.32
            End AUV......................................................       $13.32           $16.70
            End #AUs.....................................................       45,266          259,344
          -----------------------------------------------------------------------------------------------
          Utility (Inception Date - 6/3/96)
            Beginning AUV................................................           --           $10.00
            End AUV......................................................           --           $10.67
            End #AUs.....................................................           --           20,721
          -----------------------------------------------------------------------------------------------
          Asset Allocation (Inception Date - 4/24/95)
            Beginning AUV................................................       $11.29           $12.64
            End AUV......................................................       $12.64           $14.97
            End #AUs.....................................................       60,824          264,208
          -----------------------------------------------------------------------------------------------
          Balanced/Phoenix Investment Counsel (Inception Date - 5/8/95)
            Beginning AUV................................................       $10.90           $12.33
            End AUV......................................................       $12.33           $13.82
            End #AUs.....................................................       41,654          157,110
          -----------------------------------------------------------------------------------------------
          SunAmerica Balanced (Inception Date - 6/3/96)
            Beginning AUV................................................           --           $10.00
            End AUV......................................................           --           $11.04
            End #AUs.....................................................           --           72,909
          -----------------------------------------------------------------------------------------------
          Worldwide High Income (Inception Date - 5/2/95)
            Beginning AUV................................................       $10.16           $11.36
            End AUV......................................................       $11.36           $14.20
            End #AUs.....................................................       21,556          124,728
          -----------------------------------------------------------------------------------------------
          High-Yield Bond (Inception Date - 5/8/95)
            Beginning AUV................................................       $11.18           $11.48
            End AUV......................................................       $11.48           $12.99
            End #AUs.....................................................       40,706          220,725
          -----------------------------------------------------------------------------------------------
          Corporate Bond (Inception Date - 4/12/95)
            Beginning AUV................................................       $10.21           $11.10
            End AUV......................................................       $11.10           $11.65
            End #AUs.....................................................        5,375           48,161
          -----------------------------------------------------------------------------------------------
          Global Bond (Inception Date - 5/2/95)
            Beginning AUV................................................       $10.37           $11.20
            End AUV......................................................       $11.20           $12.25
            End #AUs.....................................................       12,162           52,993
          -----------------------------------------------------------------------------------------------
          Cash Management (Inception Date - 4/27/95)
            Beginning AUV................................................       $10.44           $10.67
            End AUV......................................................       $10.67           $11.04
            End #AUs.....................................................       59,731           52,729

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

       AUV - Accumulation Unit Value
       AU - Accumulation Units

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                      APPENDIX B - MARKET VALUE ADJUSTMENT
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The market value adjustment reflects the impact that changing interest rates have on the value of money invested at a fixed interest rate. The longer the period of time remaining in the term you initially agreed to leave your money in the fixed investment option, the greater the impact of changing interest rates. The impact of the market value adjustment can be either positive or negative, and is computed by multiplying the amount withdrawn, transferred or annuitized by the following factor:
                                            (N/12)
                         [(1+I/(1+J+0.0025)]       - 1
     where:

     I is the interest rate you are earning on the money invested in the fixed investment option;

     J is the interest rate then currently available for the period of time equal to the number of years remaining in the term you initially agreed to leave your money in the fixed investment option rounded up to the next full year; and

     N is the number of full months remaining in the term you initially agreed to leave your money in the fixed investment option.

EXAMPLES OF THE MARKET VALUE ADJUSTMENT

The examples below assume the following:

     (1) You made an initial Purchase Payment of $10,000 and allocated it to the 10-year fixed investment option at a rate of 7%;

     (2) You make a partial withdrawal of $4,000 when 3 1/2 years (42 months) remain in the 10-year term you initially agreed to leave your money in the fixed investment option (N=42);

     (3) The value of your contract on the date you make the withdrawal is $16,297.02 which reflects the deduction of all applicable fees and charges; and

     (4) You have not made any other transfers, additional Purchase Payments, or withdrawals.

No withdrawal charges are reflected because your Purchase Payment has been in the contract for seven full years.

NEGATIVE ADJUSTMENT

Assume that on the date of withdrawal, the interest rate in effect for new Purchase Payments in the 3-year fixed investment option is 7.5% and the 5-year fixed investment option is 8.5%. By linear interpolation, the interest rate for the remaining 4 years (3 1/2 years rounded up to the next full year) in the contract is calculated to be 8%.
                                                            (N/12)
The market value adjustment factor is = [(1+I)/(1+J+0.0025)]       - 1
                                                              (42/12)
                                      = [(1.07)/(1.08+0.0025)]        - 1
                                                  (3.5)
                                      = (0.988453)      - 1

                                      = 0.960164 - 1

                                      = - 0.039836

The requested withdrawal amount is multiplied by the market value adjustment factor to determine the market value adjustment:

                        $4,000 X (- 0.039836) = -$159.34

$159.34 represents the market value adjustment that will be deducted from the money remaining in the 10-year fixed investment option.

POSITIVE ADJUSTMENT

Assume that on the date of withdrawal, the interest rate in effect for a new Purchase Payments in the 3-year fixed investment option is 5.5% and the 5-year fixed investment option is 6.5%. By linear interpolation, the interest rate for the remaining 4 years (3 1/2 years rounded up to the next full year) in the contract is calculated to be 6%.

                                                           (N/12)
The market value adjustment factor is = [(1+I/(1+J+0.0025)]       - 1
                                                              (42/12)
                                      = [(1.07)/(1.06+0.0025)]        - 1
                                                  (3.5)
                                      = (1.007059)      - 1

                                      = 1.024925 - 1

                                      = + 0.024925

The requested withdrawal amount is multiplied by the market value adjustment factor to determine the market value adjustment:

                        $4,000 x (+0.024925) = +$99.70

$99.70 represents the market value adjustment that would be added to your withdrawal.

--------------------------------------------------------------------------------

 Please forward a copy (without charge) of the Polaris Variable Annuity Statement of Additional Information to:

              (Please print or type and fill in all information.)

        ----------------------------------------------------------------
        Name

        ----------------------------------------------------------------
        Address

        ----------------------------------------------------------------
        City/State/Zip

        Date:_______________________   Signed:__________________________

 Return to: First SunAmerica Life Insurance Company, Annuity Service Center, P.O. Box 54299, Los Angeles, California 90054-0299.
--------------------------------------------------------------------------------